MEMBERSHIP INTEREST PURCHASE AGREEMENT by and among CLEARANCEJOBS, LLC and THE SELLERS OF POINT SOLUTIONS GROUP, LLC February 27, 2026

US 255615105v18

US 255615105v18

US 255615105v18

US 255615105v18

THIS IS A MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of February 27, 2026 (this “Agreement”), by and among (i) ClearanceJobs, LLC, a Delaware limited liability company (“Buyer”), (ii) PSG Holdings, LLC, a Colorado limited liability company (“PSG Holdings”), Mad Hat Holdings LLC, a Colorado limited liability company (“Mad Hat”), Bionic Fox LLC, a Colorado limited liability company (“Bionic”), and RWR Holdings, LLC, a Colorado limited liability company (“RWR” and collectively with PSG Holdings, Mad Hat and Bionic, the “Sellers”) and (iii) PSG Holdings separately in its capacity as the Seller Representative (as defined below). Buyer and the Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, the Sellers collectively own, beneficially and of record, all of the issued and outstanding membership interests (the “Company Interests”) of Point Solutions Group, LLC, a Colorado limited liability company (the “Company”); and
WHEREAS, pursuant to the terms and subject to the conditions set forth herein, on the Closing Date, the Sellers will sell to Buyer, and Buyer will purchase from the Sellers, all of the Company Interests, in exchange for the Purchase Price, subject to adjustment and the terms and conditions hereinafter set forth, payable to the Sellers;
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:
ARTICLE 1DEFINITIONS
1.1Certain Definitions. For purposes of this Agreement:
(a)“Accounting Principles” means (i) GAAP and (ii) the specific policies, methodologies, and principles used by the Company in preparation of the Company’s income statement as of December 31, 2025, as set forth on Schedule 1.1(a). In the event of a conflict between GAAP and Schedule 1.1(a), Schedule 1.1(a) shall control.
(b)“Adjustment Escrow Amount” means $100,000.
(c)“Adjustment Time” means 12:01am Mountain Time on the Closing Date; provided, however, that with respect to the calculation of Cash and Cash Equivalents, Indebtedness and Transaction Expenses, it shall mean as of immediately prior to the Closing.
(d)“Affiliate” is as defined in Rule 405 under the Securities Act of 1933, as amended.
(e)“Ancillary Documents” means the Transfer Powers, the Escrow Agreement, the Restrictive Covenants Agreement, the Employment Agreement, the Contractor Agreement and the Guaranty Letter Agreement.
(f)“Base Purchase Price” means an amount in cash equal to $5,000,000.
(g)“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks are authorized or required by Law to be closed in Des Moines, Iowa or Denver, Colorado.

US 255615105v18

(h)“Buyer Fundamental Representations” means the representations given in Section 6.1 (“Buyer Existence and Status”), Section 6.2 (“Buyer Power and Authorization”), Section 6.3 (“Due Execution and Enforceability”), Section 6.4(i) (“Execution, Delivery and Performance without Conflict”), and Section 6.5 (“Brokers, Finders”).
(i)“Calendar Year 2026 Revenue” means revenue calculated in accordance with GAAP specifically related to the Company and actually collected by the Company, if prior to the Closing, or the Buyer and its Affiliates (including the Company) if after the Closing, no later than March 31, 2027 in respect of invoices sent by or on behalf of the Company, Buyer or its Affiliates during the period from January 1, 2026 through and including December 31, 2026, in respect of the customer Contracts to which the Company (i) is party as of the Closing Date, (ii) was party to within one year prior to the Closing Date and becomes party on or after the Closing Date (collectively, the “Earnout Contracts”).
(j)“Cash and Cash Equivalents” means, cash, check, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts of the Company. For the avoidance of doubt, Cash shall, without duplication, (i) be calculated net of issued, initiated or written but uncleared checks, wires and drafts as of the Adjustment Time, (ii) include checks, ACH transactions and other wire transfers and drafts deposited for the account of the Company as of the Adjustment Time, except to the extent assets associated with such checks, ACH transactions and other wire transfers and drafts are included in the calculation of Working Capital, and (iii) solely to the extent not taken into account in the calculation of Working Capital, exclude the amount of any Restricted Cash.
(k)“Code” means the U.S. Internal Revenue Code of 1986, as amended.
(l)“Company Fundamental Representations” means the representations given in Section 4.1 (“Organization”), Section 4.4 (“Capitalization”), Section 4.5 (“Company Interests”), Section 4.23 (“Brokers; Finders”), Section 4.27 (“Facility Level Clearance”) Section 5.1 (“Organization, Power and Authority”), Section 5.2(a) (“Non-Contravention”) and Section 5.3 (“Enforceability”).
(m)“Confidential Information” means all information of the Company, including, for the avoidance of doubt, all proprietary information and data of a financial, commercial or technical nature of the Company including any such proprietary information or data comprising or relating to concepts, discoveries, inventions, data, designs, information or formulae, in each case whether disclosed prior to, on, or after the date hereof, and whether made available orally, in writing or in electronic form, provided, however, that “Confidential Information” shall not include, and there shall be no obligation hereunder with respect to information that (x) is generally available or known to the public on the date of this Agreement or (y) becomes generally available or known to the public other than as a result of a disclosure by a Seller not otherwise permissible hereunder.
(n)“Contract” means any contract, agreement, commitment and understanding of any kind whatsoever, together with all related amendments, modifications, supplements, waivers and consents, whether written or oral.
(o)“Current Government Bid” means a Government Bid which has not expired and for which an award has not been made.
(p)“Current Government Contract” means a Government Contract which has not expired or terminated, or which has not been finally and formally closed-out in writing.

US 255615105v18

(q)“Data Requirements” means all of the following: (i) all applicable Laws relating to the privacy or security of Personal Data stored, processed, transmitted or handled by the Company; (ii) the Payment Card Industry Data Security Standard (PCI DSS), as applicable to the Company; and (iii) any Contracts with respect to the privacy or security of Personal Data stored, processed, transmitted or handled by the Company into which the Company has entered or by which the Company is otherwise bound.
(r)“DFARS” means the Department of Defense supplement to the FAR contained within Chapter 2 of title 48 of the U.S. Code of Federal Regulations.
(s)“Disclosure Schedules” means the Disclosure Schedules delivered by the Sellers to Buyer concurrently with the execution and delivery of this Agreement.
(t)“Earnout Payments” means, collectively, the First Earnout Payment and the Second Earnout Payment, in each case, if earned in accordance with the terms hereof.
(u)“Environmental Claim” means any action, suit, claim, investigation or other proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from Environmental Laws, including: (a) the presence, release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
(v)“Environmental Law” means all applicable Laws relating to the protection of the environment, prevention or minimization of pollution, control and tracking of any hazardous substance, hazardous waste or waste, protection of human health and/or safety or similar matters with respect to the foregoing matters.
(w)“Environmental Permit” means all permits required under or issued pursuant to applicable Environmental Laws.
(x)“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Company is treated as a single employer pursuant to Code sections 414(b), (c), (m) or (o).
(y)“Escrow Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company.
(z)“FAR” means the Federal Acquisition Regulation, title 48 of the U.S. Code of Federal Regulations, including any agency supplements thereto.
(aa)“Final Closing Amount” means an amount, as finally determined in accordance with Section 2.2, equal to (i) the Base Purchase Price; plus (ii) the Final Cash and Cash Equivalents; less (iii) the Final Indebtedness; less (iv) the Final Transaction Expenses; and plus or less, as applicable, (v) the Final Working Capital Adjustment Amount.
(ab)“Final Closing Adjustment” means (i) if the Final Closing Amount is greater than the Estimated Closing Amount, the excess of the Final Closing Amount over the Estimated Closing Amount or (ii) if the Final Closing Amount is less than the Estimated Closing Amount, the excess of the Estimated Closing Amount over the Final Closing Amount.
(ac)“First Earnout Payment” means an amount in cash equal to $250,000.

US 255615105v18

(ad)“Fraud” means actual and intentional common law fraud under Delaware law with respect to the making of a representation or warranty expressly stated in ARTICLE 4, ARTICLE 5, or ARTICLE 6, as applicable, or in any Ancillary Document; provided, however, with respect to the making of the representations and warranties in Section 4.7, Section 4.8 and Section 4.9, Fraud means common law fraud under Delaware Law. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, constructive fraud, promissory fraud or, except with respect to the making of the representations and warranties in Section 4.7, Section 4.8 and Section 4.9, any torts based on negligence or recklessness.
(ae)“GAAP” means United States Generally Accepted Accounting Principles.
(af)“Government Bid” means any bid, proposal, quotation, or offer made or issued by the Company which, if accepted or awarded, could lead to a Government Contract.
(ag)“Governing Documents” means (i) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (ii) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural Person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.
(ah)“Government Contract” means any prime contract, subcontract, cooperative agreement, grant, purchase order, task order, delivery order, pricing agreement, letter contract or other Contract or arrangement of any kind for the sale of supplies and services of any type, between the Company and (a) any Governmental Authority or (b) any prime contractor or higher-tiered subcontractor to a Governmental Authority in its capacity as a prime contractor or higher-tiered subcontractor.
(ai)“Governmental Authority” means any federal, state, regional, provincial, municipal or local government, or other political subdivision thereof, U.S. or foreign, or any legislative, executive, judicial, quasi-judicial or other public authority, agency, department, bureau, division, unit, court or other public body or Person exercising executive, legislative, judicial, regulatory, or administrative functions on behalf of such governmental entity or subdivision.
(aj)“Guaranty Escrow Amount” means $259,537.25.
(ak)“Guaranty Letter Agreement” means the letter agreement by and between Point Solutions Commercial, LLC, the Company and the Buyer, dated as of the date hereof.
(al)“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is defined as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under, or for which liability or standards of conduct may be imposed pursuant to, Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
(am)“Indebtedness” means, without duplication, (i) the principal, accrued, and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or

US 255615105v18

expenses in respect of: (A) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, or (B) any indebtedness evidenced by any note, line of credit, bond, debenture or other debt security issued or executed, (ii) any letters of credit to the extent drawn, (iii) all obligations of any Person under interest rate or currency swap transactions (valued at the termination value thereof, to the extent actually terminated), (iv) any bank overdraft, (v) conditional sale or other title retention agreements relating to property or assets purchased, (vi) accrued but unpaid distributions, (vii) any due and payable severance obligations and deferred compensation obligations that remain unpaid as of the Closing Date and the aggregate amount of the employer share of any payroll, social security, unemployment, excise or similar Taxes in relation to such unpaid severance obligations and deferred compensation obligations, (viii) amounts in respect of any long-term deferred revenue (other than such amounts expressly included in the definition of Working Capital), (ix) all accrued but unpaid income Taxes of the Company for any Pre-Closing Tax Period (determined in the case of the portion of any Straddle Period ending at the end of the Closing Date in accordance with Section 7.3(a)), taking into account any Tax overpayments, prepayments, and estimated payments of the Company available at a “more likely than not” (or higher) level of comfort to actually offset or reduce income Taxes otherwise payable and which amount shall not be less than zero; (x) amounts owed by the Company to any of its Affiliates, including the Sellers and their respective Affiliates (other than the Company), excluding any amounts payable to such Persons in their capacity as employees of or consultants to the Company for a pay period of the Company not yet completed as of the Closing; (xi) unfunded and underfunded pension, retirement plan or retiree welfare benefit liabilities, (xii) any guarantee of any of the foregoing obligations of another Person, and (xiii) all obligations, liabilities, or payment commitments arising out of or relating to any settlement agreement or similar arrangement (including any employee-related settlement contemplated prior to Closing), whether fixed, contingent, accrued, due, or unpaid, to the extent not paid prior to Closing. For the avoidance of doubt, “Indebtedness” shall not include (A) any amounts that are included in the calculation of Transaction Expenses or (B) any amounts that are reflected as current liabilities in the calculation of the Working Capital.
(an)“Indemnified Party” means a Buyer Indemnified Party or Seller Indemnified Party seeking indemnification pursuant to ARTICLE 8.
(ao)“Indemnifying Party” means a Party against which indemnification is sought pursuant to ARTICLE 8.
(ap)“Indemnity Escrow Amount” means an amount equal to ten percent of the Estimated Closing Amount.
(aq)“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights and all applications and registrations related thereto, including copyrights in computer software; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) industrial designs, other designs and any related applications and registrations therefor; (vi) internet domain name registrations; and (vii) other intellectual property and related proprietary rights, interests and protections.
(ar)“IT Assets” means all (i) computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and (ii) other information technology equipment, in each case used, owned, leased, or licensed by the Company in connection with its business.

US 255615105v18

(as)“Law” means each applicable provision of any national, state, local, supranational or foreign constitution, statute, law, rule, regulation, decision, order, decree, judgment, release, license, permit, stipulation or other official pronouncement enacted, promulgated or issued by any Governmental Authority or arbitrator or arbitration panel.
(at)“Lien” means any mortgage, deed to secure debt, deed of trust, lien, pledge or other security interest, charge, hypothecation, license, lease, option, right of first refusal, proxy, claim, easement, servitude, transfer restriction, voting trust or agreement, rights-of-way, defects or irregularities in title, encroachment, encumbrance or adverse claim of any kind whatsoever, including any conditional sale or title retention arrangement, any assignment, deposit arrangement or lease intended as, or having the effect of, security, and the interest of a lessor or lessee under a lease treated as a capitalized lease.
(au)“Loss” means any claim, liability (whether absolute or contingent, liquidated or unliquidated, due or become due, accrued or not accrued), obligation, loss, cost, damage, expense, payment, diminution in value, settlement, deficiency, judgment, award, penalty, fee, incidental (to the extent reasonably foreseeable) or consequential (to the extent reasonably foreseeable), Tax liability or obligation incurred with respect to the facts or circumstances with respect to which such term is used, including: (i) related, reasonable and documented attorneys’, accountants’ and other professional advisors’ fees and expenses, and (ii) amounts paid in settlement of a dispute with a Person not a party to this Agreement (or an Affiliate of a party to this Agreement) that if resolved in favor of such third party would constitute a matter to which a party to this Agreement is indemnified pursuant to this Agreement even though such settlement does not acknowledge that the underlying facts or circumstances constitute a breach of a representation and warranty or other indemnified matter; provided, however, that “Losses” shall not include punitive or exemplary damages, except to the extent such punitive or exemplary damages are awarded to a third party in connection with a Third-Party Claim for which indemnification is provided hereunder.
(av)“Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate with all other events, occurrences, facts, conditions or changes, (i) is, or is reasonably likely to be, materially adverse to the business, results of operations, financial condition or assets of the Company, or (ii) does or is reasonably likely to prevent or materially delay the Sellers or the Company from consummating the transactions contemplated hereby; provided, however, that for purposes of clause (i), a Material Adverse Effect shall not be deemed to include any event, occurrence, fact, condition or change to the extent resulting from: (a) general business or economic conditions, , including any actual or potential stoppage, shutdown, disputed election, default on obligations of any Governmental Authority, (b) national or international political or social conditions, including the engagement of the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular officers or upon any military installation, equipment or personnel of the United States, or any pandemic, epidemic, other outbreaks or escalation of diseases or quarantine restrictions or any other similar event, (c) changes in local, state, federal or foreign Laws, including changes in GAAP (it being understood that this clause (c) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address compliance with GAAP) or (d) changes in Law (it being understood that this clause (d) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address compliance with Laws.
(aw)“Minority Sellers” means, collectively, Mad Hat, Bionic and RWR.
(ax)“OCI” means Organizational Conflict of Interest as defined in FAR 2.101.

US 255615105v18

(ay)“Pass-Through Income Tax” means any U.S. federal, state, local or non-U.S. income Tax that is imposed on and payable by the beneficial owners of the Company with respect to the income or profits or Tax items of the Company that are passed through to and reported on the Tax Returns of such beneficial owners of the Company.
(az)“Permitted Lien” means any (i) Lien for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings, (ii) Lien imposed by applicable Law and incurred in the ordinary course of business consistent with past practice for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, materialmen and the like, (iii) customary restrictions on the transfer of securities imposed by applicable securities Laws, (iv) nonexclusive licenses of Intellectual Property solely for the provision of services to the Company that terminate automatically upon termination of the services entered into in the ordinary course of business consistent with past practice.
(ba)“Person” means any individual, sole proprietorship, partnership, corporation, joint venture, limited liability company, estate, trust, unincorporated organization, association, institution, or other entity or Governmental Authority.
(bb)“Personal Data” means any information (including a Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, bank account information and other financial information, customer or account numbers, account access codes and passwords, Internet Protocol address, geographic location, Social Security Number, persistent identifier, order histories, amounts spent, platform behavior, conduct, preferences, demographic data and any other data and information) which, whether alone or in combination with other information, identifies or can be associated with a particular natural Person or household.
(bc)“Pre-Closing Tax Period” means any taxable period that ends on or prior to the Closing Date and, for any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.
(bd)“Pre-Closing Taxes” means all Taxes of the Company (or any predecessor thereof) for or attributable to Pre-Closing Tax Periods (determined in the case of the portion of any Straddle Period ending at the end of the Closing Date in accordance with Section 7.3(a)). For purposes of this definition, any penalties or additions to Tax accruing after the Closing Date with respect to Pre-Closing Taxes for which the Sellers have an indemnity obligation hereunder shall be deemed to be attributable to a Pre-Closing Tax Period.
(be)“Principals” has the meaning ascribed to such term in FAR 2.101.
(bf)“Pro Rata Portion” means (i) 95% with respect to PSG Holdings, (ii) 1% with respect to Mad Hat, (iii) 2% with respect to Bionic and (iv) 2% with respect to RWR.
(bg)“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping, disposing, dispersing, leaching or migrating into, onto, or through the environment.
(bh)“Restricted Cash” means, without duplication, cash held in escrow or as a security or other deposit, held for or on behalf of a customer, supplier, vendor or insurance provider, or if usage of, or access to, cash is restricted by Law, contract, or otherwise, or if such cash is restricted in any manner whatsoever, then including the amount of the fees, costs, expenses, interest, penalties, reductions, withholdings, and Taxes or other levies imposed on, with respect to, or related to, the repatriating, distributing, or transferring of such cash to, or removing any restrictions or limitations on, the use of such cash by the Company.

US 255615105v18

(bi)“PTET” means an entity-level tax imposed by any jurisdiction on an entity treated as a passthrough entity for U.S. federal income tax purposes in lieu of a tax on one or more of such entity’s partners, members or owners.
(bj)“PTET Election” means an election to be subject to a PTET.
(bk)“Second Earnout Payment” means an amount in cash equal to $250,000.
(bl)“Sellers’ Knowledge” and words of similar meaning, means the actual knowledge of Paige Goss after due inquiry of those Company employees who would reasonably be expected to have knowledge of the relevant matter.
(bm)“Sunflower Loan 1” means that certain Business Loan Agreement, between Point Solutions Commercial, LLC and Sunflower Bank, N.A., dated December 8, 2020 (Loan No. 8759298205).
(bn)“Sunflower Loan 2” means that certain Business Loan Agreement, between Point Solutions Commercial, LLC and Sunflower Bank, N.A., dated December 8, 2020 (Loan No. 875848201).
(bo)“Target Working Capital” means one million, fifty thousand dollars ($1,050,000).
(bp)“Tax” or “Taxes” means all U.S., federal, state, local, non-U.S. and other taxes, assessments, charges, duties, fees, levies or other governmental charges, including all income, gross receipts, profits, unitary, business, franchise, capital stock, real property, escheat, unclaimed property, ad valorem, personal property, intangible taxes, PTET, withholding, FICA, unemployment compensation, estimated, disability, transfer, sales, use, excise and other taxes, assessments, charges, duties, fees, or levies of any kind whatsoever (whether or not requiring the filing of returns), whether disputed or not, and all deficiency assessments, additions to tax, penalties and interest with respect thereto, and any interest in respect of such additions and penalties, and any liability for any of the foregoing as a result of being a member of a combined, consolidated, unitary or affiliated group (including pursuant to Section 1.1502-6 of the Treasury Regulations or any comparable provisions of state, local or non-U.S. tax law), by reason of any agreements, Contracts or arrangements (other than any commercial agreement the principal purpose of which does not relate to Taxes), as a transferee or successor or otherwise.
(bq)“Tax Return” means any return, declaration, report, claim for refund, or information return or statement or other document relating to Taxes, including any schedule, supplement or attachment thereto, and including any amendment thereof.
(br)“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
(bs)“Teaming Agreement” means each teaming agreement to which the Company is a party or otherwise bound or subject (a) with respect to which the applicable term has not yet expired, (b) which has not been terminated pursuant to its terms or (c) which has not been superseded by the award of the Contract for which the teaming agreement was entered into.
(bt)“Transaction Expenses” means, without duplication, (i) all fees and expenses incurred by the Sellers or the Company on behalf of the Sellers or the Company in connection with the transactions contemplated hereby which remain unpaid as of the Closing Date or which otherwise become payable following the Closing Date, which shall include all fees

US 255615105v18

and expenses payable to the Sellers’ and the Company’s legal and financial advisors and all fees and expenses incurred in connection with any alternative transactions or sale process considered by the Sellers or the Company, (ii) all change of control, severance or bonus payments required to be made in connection with the transactions contemplated by this Agreement, if any, and the employer share of any payroll, social security, unemployment, excise or similar Tax in relation thereto, (iii) any payments required to be made as a result of the consummation of the transaction contemplated hereby by the written terms of any contract entered into by the Company with any Person and (iv) 100% of any costs and expenses with respect to the D&O Tail Policy (as defined below).
(bu)“Treasury Regulations” means the U.S. Department of the Treasury regulations promulgated pursuant to the Code.
(bv)“Working Capital” means the current assets of the Company, less the current liabilities of the Company, determined as of the Adjustment Time and taking into account only those asset and liability items set forth in Schedule 1.1(uuu) hereto and calculated in accordance with the Accounting Principles; provided that, Working Capital shall not include: (x) in current assets, any Cash and Cash Equivalents added to the Base Purchase Price in accordance with Section 2.2, any income Tax assets, any security deposits or other Restricted Cash; or (y) in current liabilities, any liabilities included in the calculation of Indebtedness or Transaction Expenses and deducted from the Base Purchase Price in accordance with Section 2.2; provided that current assets shall not include any intercompany assets in excess of $15,000.
(bw)“Working Capital Adjustment Amount” means either (a) the positive amount, if any, by which Working Capital exceeds the Target Working Capital, or (b) the negative amount, if any, by which the Working Capital is below the Target Working Capital.
1.2Rules of Construction. For purposes of this Agreement: (a) “including” and any other words or phrases of inclusion will not be construed as terms of limitation, so that references to “included” matters will be regarded as non-exclusive, non-characterizing illustrations; (b) when “Section,” or “Subsection,” is capitalized in this Agreement, such refers to such item of or to this Agreement; (c) the cover page and table of contents to, and titles and captions of or in, this Agreement and bracketed descriptions following Section references are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions; (d) whenever the context requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other genders; (e) any reference to any statutory provision includes each successor provision and all applicable Law as to such provision; (f) references to a day are to a calendar day unless a Business Day is specified and if the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day; (g) terms “dollars” and “$” shall mean dollars of the United States of America and (h) acknowledging that Parties have participated jointly in the negotiation and drafting of this Agreement, if an ambiguity or question of intent or interpretation arises as to any aspect of this Agreement, then it will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
ARTICLE 2GENERALLY AS TO PURCHASE AND SALE.
2.1Purchase and Sale of Company Interests. At the Closing (as defined in Section 3.1), the Sellers will sell to Buyer, and Buyer will purchase from the Sellers, all of the Company Interests, free and clear of all Liens (other than Permitted Liens).
2.2Purchase Price. The “Purchase Price” for the Company Interests shall be the Base Purchase Price, as adjusted as set forth in this Agreement, plus the First Earnout Payment,

US 255615105v18

if earned pursuant to the terms hereof, plus the Second Earnout Payment, if earned pursuant to the terms hereof.
(a)Cash at Closing. The “Estimated Closing Amount” is an amount equal to: (i) the Base Purchase Price, plus, (ii) Estimated Cash and Cash Equivalents (as defined below), less (iii) the Estimated Indebtedness (as defined below), less (iv) unpaid Estimated Transaction Expenses (as defined below), and plus or less, as applicable, (vii) the Estimated Working Capital Adjustment Amount. The “Estimated Closing Cash Payment” is an amount equal to the Estimated Closing Amount less the Adjustment Escrow Amount, less the Indemnity Escrow Amount and less the Guaranty Escrow Amount. At Closing, Buyer shall pay an amount in cash to each Seller (by wire transfer of immediately available funds to such accounts set forth in the Pre-Closing Statement) equal to the Estimated Closing Cash Payment multiplied by such Seller’s Pro Rata Portion.
(b)Estimated Closing Statement. Prior to the Closing Date, the Company delivered to Buyer a schedule (the “Pre-Closing Statement”) (together with all reasonable backup for such calculations) setting forth the Sellers’ good faith calculation as of the Adjustment Time of (i) Indebtedness (“Estimated Indebtedness”), (ii) Cash and Cash Equivalents (“Estimated Cash and Cash Equivalents”) (iii) unpaid Transaction Expenses (“Estimated Transaction Expenses”), (iv) Working Capital (“Estimated Working Capital”), (v) the Working Capital Adjustment Amount (the “Estimated Working Capital Adjustment Amount”), (vi) the resulting Estimated Closing Amount and Estimated Closing Cash Payment based on such estimates. Such schedule and the determinations and calculations contained therein was prepared in accordance with the applicable defined terms in this Agreement and the Accounting Principles and the Company’s financial statements and information.
(c)Post-Closing Adjustment. Within sixty (60) days following the Closing Date, Buyer shall cause to be prepared and delivered to the Seller Representative a schedule (the “Closing Statement”) setting forth Buyer’s good faith calculations as of the Adjustment Time of (i)  the actual Indebtedness (the “Closing Date Indebtedness”), (ii) the actual Cash and Cash Equivalents (the “Closing Date Cash and Cash Equivalents”), (iii) the actual unpaid Transaction Expenses (the “Closing Date Transaction Expenses”), (iv) the actual Working Capital (the “Closing Working Capital”), (v) the actual Working Capital Adjustment Amount (the “Closing Working Capital Adjustment Amount”) and (vi) a proposed calculation of the Final Closing Amount and Final Closing Adjustment based on each of the foregoing.
(d)The Seller Representative shall have until 11:59 pm Mountain Time on the date that is thirty (30) days following its receipt of the Closing Statement (the “Review Period”) to review the same. During the Review Period, the Company and Buyer shall provide the Seller Representative and its representatives, upon prior written request, with copies of such information that were used to prepare the Closing Statement and reasonable access (during normal business hours and without any undue interruption to the operations of Buyer or any of its subsidiaries, including the Company) to the personnel involved in the preparation of the Closing Statement. On or before the expiration of the Review Period, the Seller Representative may deliver to Buyer a written statement (an “Objection Notice”) objecting to the Closing Statement, which Objection Notice shall identify the specific items or amounts in the Closing Statement which the Seller Representative disagrees with and an alternative calculation and supporting detail of any amounts so objected to by the Seller Representative. If the Seller Representative does not deliver an Objection Notice to Buyer prior to the expiration of the Review Period, each Seller shall be deemed to have accepted the Closing Statement and all of the determinations and calculations contained therein, and the same shall become binding and conclusive on the Parties and not subject to further appeal or collateral attack. Any items contained in the Closing Statement not objected to in the Objection Notice shall be final and binding on the Parties and not subject to further appeal or collateral attack.

US 255615105v18

(e)The amount of the Closing Date Indebtedness, the Closing Date Cash and Cash Equivalents, the Closing Working Capital, the Closing Working Capital Adjustment Amount and the Closing Date Transaction Expenses set forth in the Closing Statement, in each case, (i) as accepted or deemed accepted under Section 2.2(d) or (ii) mutually determined under Section 2.2(f) or (iii) as determined after resolution by the Independent Accountant of the Unresolved Items in accordance with Section 2.2(f), shall constitute the “Final Indebtedness,” the “Final Cash and Cash Equivalents,” the “Final Working Capital Adjustment Amount,” the “Final Transaction Expenses,” and the “Final Closing Amount,” respectively, for the purposes of determining the Final Closing Adjustment.
(f)In the event that the Seller Representative shall have timely delivered an Objection Notice within the Review Period, Buyer and the Seller Representative shall promptly in good faith attempt to resolve the objections contained therein (and all such discussions related thereto that occur during such period shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state Law unless otherwise specified in a writing by Buyer and the Seller Representative). All such objections that are resolved in writing pursuant to the foregoing between Buyer, on the one hand, and the Seller Representative, on the other hand, shall be final, binding and conclusive on the Parties and not subject to further appeal or collateral attack. Any such objections which cannot be resolved between Buyer and the Seller Representative within thirty (30) days following Buyer’s receipt of the Objection Notice (such specific remaining objections, collectively, the “Unresolved Items”) shall be resolved in accordance with this Section 2.2(f). In the event that the Seller Representative and Buyer are not able to resolve such Unresolved Items within the thirty (30)-day period described above, Buyer and the Seller Representative shall each, within thirty (30) days following the expiration of the thirty (30)-day period described above, submit one written submission describing each Party’s position as it relates to only the remaining Unresolved Items to Forvis Mazars, LLP, and, if Forvis Mazars, LLP is unavailable or willing to serve as an Independent Accountant hereunder, to another regionally-recognized accounting firm reasonably agreeable between the Seller Representative and Buyer (the “Independent Accountant”), for review and resolution, with instructions to complete the same as promptly as practicable, but in any event within thirty (30) days of its engagement. Each of Buyer and the Seller Representative agree to execute, if required, a customary engagement letter with the Independent Accountant, the timing for which shall not extend the time periods set forth in this Section 2.2(f). The Independent Accountant shall review only the Unresolved Items and shall deliver a written statement, within thirty (30) days of the submission of the Unresolved Items to such Independent Accountant (all Unresolved Items must be submitted at the same time), setting forth its calculation of each of the Unresolved Items and its calculation of the Final Closing Adjustment (as determined in accordance with this Agreement). The Independent Accountant shall serve solely as an expert and not as an arbitrator. The calculation for each Unresolved Item shall not be greater than the highest value, or less than the lowest value, given such Unresolved Item in the Closing Statement and the Objection Notice, as applicable, and shall be solely determined in accordance with the Accounting Principles and shall be based solely on the applicable provisions of this Agreement and the materials submitted by Buyer, the Seller Representative or their respective representatives, as applicable, to the Independent Accountant (with a copy of all such submitted materials received by the Independent Accountant being delivered concurrently to Buyer or the Seller Representative, as applicable), and not by independent review. For the avoidance of doubt, there shall be no ex parte communications between any Party and the Independent Accountant. The Independent Accountant’s calculations of the Unresolved Items, absent fraud or manifest error, shall be binding and conclusive on the Parties and not subject to further appeal or collateral attack. Each of Buyer, on the one hand, and the Seller Representative (on behalf of the Sellers), on the other hand, shall bear their respective costs and expenses in connection with the resolution of such Unresolved Items by the Independent Accountant; provided that, the fees and expenses of the Independent Accountant shall be allocated between Buyer, on the one hand, and the Seller Representative (on behalf of the Sellers), on the other hand, so that the amount of fees and

US 255615105v18

expenses paid by the Seller Representative (with the remainder of such amount being paid by Buyer) shall be equal to the product of (x) and (y), where (x) is the aggregate amount of such fees and expenses, and where (y) is a fraction, the numerator of which is the total amount in dispute that is ultimately unsuccessfully disputed by the Seller Representative (as determined by the Independent Accountant) and the denominator of which is the total amount in dispute. The Parties agree that the procedure set forth in this Section 2.2(f) for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving any such disputes. The Independent Accountant’s determination may be enforced in any court of competent jurisdiction in accordance with Section 9.7.
(g)The Parties agree that the Guaranty Escrow Amount will be held by the Escrow Agent. In the event that the Company, Buyer or any of its Affiliates becomes obligated to pay any amounts in respect of the Sunflower Loan 1, within two (2) Business Days of such obligation arising, Buyer and the Seller Representative shall jointly deliver written instructions to the Escrow Agent directing the release from the Guaranty Escrow Fund of an amount equal to such obligated amount to Buyer. Any remaining balance of the Guaranty Escrow Amount shall continue to be held in the Guaranty Escrow Fund until all obligations of the Company and its Affiliates with respect to the Sunflower Loan 1 have been terminated and released in full. Within two (2) Business Days following delivery to Buyer of evidence reasonably satisfactory to Buyer that all such obligations have been released, the Buyer and the Seller Representative shall jointly instruct the Escrow Agent to release the remaining balance of the Guaranty Escrow Amount to the Sellers in accordance with their Pro Rata Portions. For the avoidance of doubt, the Minority Sellers shall have no liability or obligation whatsoever with respect to the Sunflower Loan 1 or any guarantees thereof, except to the extent satisfied from their respective Pro Rata Portions of the Guaranty Escrow Amount.
2.3Final Adjustments.
(a)Within two Business Days from the date on which the Final Closing Adjustment is finally determined pursuant to Section 2.2 (such date, the “Determination Date”):
(i)If the Final Closing Amount is greater than or equal to the Estimated Closing Amount (the “Upward Adjustment”), then Buyer and the Seller Representative will deliver joint written instructions to the Escrow Agent to release the Adjustment Escrow Fund to the Sellers, in accordance with their Pro Rata Portions, and Buyer shall pay to the Sellers, in accordance with their Pro Rata Portions, the Upward Adjustment; or
(ii)If the Final Closing Amount is less than the Estimated Closing Amount (such amount, the “Shortfall Amount”), then Buyer and the Seller Representative shall deliver joint written instructions to the Escrow Agent to release (A) to Buyer an amount equal to the lesser of the Shortfall Amount and the Adjustment Escrow Amount and (B) thereafter to the Sellers, in accordance with their Pro Rata Portions, an aggregate amount, equal to the amount remaining in the Adjustment Escrow Fund, if any. For the avoidance of doubt, the Adjustment Escrow Fund, and the Adjustment Escrow Fund shall be the sole remedy and source of recovery for Buyer and its Affiliates with respect to the Shortfall Amount.
(b)Any payment required to be made pursuant to this Section 2.3 by Buyer or instruction required to be given to the Escrow Agent shall be made or provided, as applicable, within two (2) Business Days following the Determination Date, and such payment shall be made by wire transfer of immediately available funds to the account or accounts designated in writing by Buyer or the Seller Representative, as the case may be.
(c)Adjustment for Tax Purposes. Any payments made pursuant to this Section 2.3 shall be treated by Buyer and the Sellers for Tax purposes as adjustments to the Purchase Price, unless otherwise required by applicable Law.

US 255615105v18

2.4Direction by the Seller Representative. None of Buyer nor its Affiliates (including the Company) shall have any liability to the Sellers or its respective Affiliates with respect to payments made to the Sellers as directed by the Seller Representative, as set forth in the Pre-Closing Statement, or in accordance with the terms hereof.
2.5Earnout. PSG Holdings shall be eligible to receive additional consideration hereunder pursuant to the terms of this Section 2.5:
(a)First Earnout Milestone. If the Calendar Year 2026 Revenue exceeds $8,000,000 (the “First Earnout Milestone”), then Buyer shall pay to PSG Holdings the First Earnout Payment, in accordance with Section 2.5(c).
(b)Second Earnout Milestone. If the Calendar Year 2026 Revenue exceeds $8,500,000 (the “Second Earnout Milestone”), then Buyer shall pay to PSG Holdings the Second Earnout Payment, in accordance with Section 2.5(c).
(c)Payment of Earnout Payments. The Calendar Year 2026 Revenue shall be determined by Buyer in accordance with the Accounting Principles. If the First Earnout Milestone is achieved, Buyer shall provide written notice to PSG Holdings and Buyer shall deliver (or cause to be delivered) to PSG Holdings the First Earnout Payment, by wire transfer of immediately available funds to the account designated by the Seller Representative, within thirty (30) calendar days following the end of the month in which the First Earnout Milestone is achieved. If the Second Earnout Milestone is achieved, Buyer shall provide written notice to PSG Holdings and Buyer shall deliver (or cause to be delivered) to PSG Holdings the Second Earnout Payment, by wire transfer of immediately available funds to the account designated by the Seller Representative, within thirty (30) calendar days following the end of the month in which the Second Earnout Milestone is achieved.
(d)Notice of Non-Payment of Earnout Payments. If either the First Earnout Milestone or Second Earnout Milestone is not achieved, Buyer shall provide written notice, setting forth in reasonable detail the Calendar Year 2026 Revenue (the “Earnout Notice”), to PSG Holdings no later than April 15, 2027. PSG Holdings shall have until 11:59 pm Mountain Time on the date that is thirty (30) days following its receipt of the Earnout Notice (the “Earnout Review Period”) to review the same. During the Earnout Review Period, the Company and Buyer shall provide PSG Holdings and its representatives, upon prior written request, with copies of such information that were used to prepare the Earnout Statement and reasonable access (during normal business hours and without any undue interruption to the operations of Buyer or any of its subsidiaries, including the Company) to the personnel involved in the preparation of the Earnout Notice. On or before the expiration of the Earnout Review Period, PSG Holdings may deliver to Buyer a written statement (an “Earnout Objection Notice”) objecting to the Earnout Notice. If PSG Holdings delivers an Earnout Objection Notice to Buyer on or before the expiration of the Earnout Review Period, the provisions of Section 2.2(f) shall apply, mutatis mutandis. Within two Business Days following the resolution of any items outlined in the Earnout Objection Notice, Buyer shall, as applicable, pay to PSG Holdings the First Earnout Payment and the Second Earnout Payment.
(e)Characterization of Earnout Payments. The First Earnout Payment and the Second Earnout Payment, in each case if earned, shall be characterized as an adjustment to Purchase Price. PSG Holdings and Buyer agree to report such payments consistently with this characterization for all accounting and Tax purposes, unless otherwise required by applicable Law.
(f)Operating Covenant. From and after the Closing Date, Buyer may operate its businesses in whatever manner Buyer, in its sole discretion, may deem appropriate, provided, that at all times during the period from the Closing until the end of calendar year 2026, Buyer shall, and shall cause its controlled Affiliates and subsidiaries (including the Company) to, (i) not

US 255615105v18

knowingly take any action with respect to the business, operations or affairs of Buyer its controlled Affiliates and subsidiaries (including the Company) with the purpose of avoiding, delaying, or reducing the amount of the Earnout Payments, (ii) perform the Earnout Contracts in a commercially reasonable manner in accordance with the past practices of the Buyer and its Affiliates (excluding the Company) regarding the operation of its business, and (iii) use commercially reasonable efforts to recruit, hire, and retain employees for the Company, taking into account market conditions, performance, and business needs. Notwithstanding anything to the contrary set forth herein, including the foregoing, (w) there is no assurance that PSG Holdings will receive the Earnout Payments, (x) Buyer is under no obligation to achieve the Calendar Year 2026 Revenue that will result in payment of the Earnout Payments, and (y) the Parties hereto intend the express provisions of this Agreement to govern their contractual relationship regarding the right to receive the Earnout Payments, if at all.
(g)Acknowledgment. PSG Holdings acknowledges that, (i) the right to receive the First Earnout Payment or the Second Earnout Payment cannot be assured or guaranteed and in each case is subject to numerous factors outside the control of Buyer, and that (ii) PSG Holdings’ contingent right to receive the First Earnout Payment, if earned, or the Second Earnout Payment, if earned, in each case is not itself a security.

2.6Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from any and all payments made hereunder all Taxes that Buyer and the Company are required to deduct and withhold under any provision of Tax law. Upon determining that any such deduction or withholding may be required, Buyer shall promptly notify Seller Representative and use commercially reasonable efforts to cooperate with Seller Representative to reduce or eliminate such deduction or withholding to the extent permitted by applicable Law. To the extent timely paid over to the appropriate Governmental Authority, all such withheld amounts shall be treated as delivered to the Person in respect of which such deduction and withholding was made.
2.7Purchase Price Allocation. Within one hundred twenty (120) days after the final determination of the Closing Statement pursuant to Section 2.2, Buyer shall prepare and deliver to the Seller Representative a proposed allocation of the consideration, the liabilities of the Company, and all other relevant amounts included in “amount realized” for U.S. federal income Tax purposes among the assets of the Company in accordance with the allocation methodology set forth on Schedule 2.7, Section 1060 of the Code and the Treasury Regulations, and any similar provision of state, local, or non-U.S. Law, as appropriate (the “Purchase Price Allocation”). The Seller Representative shall have thirty (30) days to review and comment on the Purchase Price Allocation and Buyer and the Seller Representative shall negotiate in good faith to resolve any dispute regarding the Seller Representative’s timely comments to the Purchase Price Allocation; provided, however that if Buyer and the Seller Representative are unable to resolve such dispute within thirty (30) days of the Seller Representative providing such comments, such dispute shall be referred to the Independent Accountant to be resolved in a manner consistent with the procedures set forth in Section 2.2(f). The Purchase Price Allocation shall be updated to reflect any subsequent adjustments to the consideration in a manner consistent with the procedures set forth in this Section 2.7. The Purchase Price Allocation, as finally determined pursuant to this Section 2.7, shall be binding on Buyer and the Sellers for all Tax purposes, and no Party shall take any position for Tax purposes inconsistent or contrary to the Purchase Price Allocation unless required to do so by a “determination” (within the meaning of Section 1313(a) of the Code or any corresponding provision of state, local or non-U.S. Tax Law having similar effect) of an applicable Governmental Authority.
ARTICLE 3CLOSING.
3.1The Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the exchange of documents and signatures related to the transactions

US 255615105v18

contemplated hereby on the date hereof (the “Closing Date”). All transactions contemplated by this Agreement to occur on the Closing Date shall be deemed to take place simultaneously as of 12:01 a.m., Mountain Time, on the Closing Date, and no one of them shall be deemed to have occurred until all shall have occurred.
3.2Closing Date Deliveries.
(a)At the Closing, the Seller Representative shall deliver to Buyer, the following:
(i)Transfer Power. Membership Interest Transfer Powers, duly executed by each Seller, assigning the Company Interests to Buyer, in form and substance reasonably satisfactory to Buyer (the “Transfer Powers”), accompanied by the certificates representing all Company Interests (if applicable).
(ii)Notices, Waivers and Consents. The consents, notices, approvals and waivers from third parties set forth on Schedule 3.2(a)(ii).
(iii)Resignations of Managers and Officers. Written resignations, in form and substance reasonably satisfactory to Buyer, of the managers and officers of the Company, as effective as of the Closing Date, as requested by Buyer at least one (1) Business Day prior to the Closing Date.
(iv)Good Standing Certificates. A good standing certificate for the Company, dated as of a date within ten (10) days of the Closing Date, from the jurisdiction of its formation and each other jurisdiction in which it is required to be qualified to do business.
(v)IRS Forms W-9. A properly completed and valid U.S. Internal Revenue Service (“IRS”) Form W-9 from each Seller (or if Seller is a disregarded entity for U.S. federal income tax purposes, Seller’s regarded owner) and each of the applicable recipients of any payments contemplated by Section 3.2(b)(i).
(vi)Payoff Letters. Payoff letters in form and substance reasonably satisfactory to Buyer that all debt obligations of the Company with respect to the agreements set forth on Schedule 3.2(a)(vi) have been or will, following the payments contemplated by Section 3.2(b)(iii), be satisfied in full and the applicable agreement terminated, together with any associated Lien release documents, if applicable.
(vii)Employment Agreement. A counterpart signature page, duly executed by Paige Goss, to an employment agreement, in form and substance reasonably satisfactory to Buyer and Paige Goss (the “Employment Agreement”).
(viii)Contractor Agreement. An executed contractor agreement, duly executed by the Company and Point Solutions Commercial, LLC, in a form reasonably satisfactory to Buyer, providing for the provision of services by Emily Downing on behalf of Point Solutions Commercial, LLC to the Company (the “Contractor Agreement”).
(ix)Restrictive Covenants Agreement. A restrictive covenants agreement, in form and substance reasonably satisfactory to Buyer and Paige Goss (the “Restrictive Covenant Agreement”) duly executed and delivered by each of Paige Goss and PSG Holdings.
(x)Escrow Agreement. A counterpart signature page, duly executed by the Seller Representative, to the Escrow Agreement.

US 255615105v18

(xi)Guaranty Letter Agreement. A counterpart signature page, duly executed by the Company and Point Solutions Commercial, LLC, to the Guaranty Letter Agreement.
(b)At the Closing, Buyer shall make the following payments and deliver to the Seller Representative, in form and substance reasonably satisfactory to the Seller Representative, the following:
(i)Deposit, or cause to be deposited, with the Escrow Agent, the Indemnity Escrow Amount (together with any interest or other earnings thereon, the “Indemnity Escrow Fund”), the Guaranty Escrow Amount (together with any interest or other earnings thereon, the “Guaranty Escrow Fund”) and the Adjustment Escrow Amount (together with any interest or other earnings thereon, the “Adjustment Escrow Fund” and collectively with the Indemnity Escrow Fund and the Guaranty Escrow Fund, the “Escrow Fund”), in each case, to be held and distributed by the Escrow Agent, pursuant to the terms and conditions of the escrow agreement being executed and delivered by the Buyer and Seller Representative concurrently with this Agreement (the “Escrow Agreement”). The Indemnity Escrow Fund is to satisfy the due performance and payment of the Sellers potential indemnification obligations pursuant to ARTICLE 8, the Guaranty Escrow Amount is to satisfy any obligations of the Company under the Sunflower Loan 1 as described in Section 2.2(g), and the Adjustment Escrow Amount is to satisfy the obligations under Section 2.3. The Parties agree to treat Buyer as the owner of the funds in the Escrow Fund for all Tax purposes, and Buyer on the one hand and Sellers on the other shall each pay half the fees and expenses of the Escrow Agent.
(ii)On behalf of the Company and as set forth in the Pre-Closing Statement, to the applicable recipients of any unpaid Transaction Expenses in accordance with invoices setting forth applicable wire instructions provided to Buyer prior to the Closing Date (the “Invoices”); provided, however, that to the extent that any such amounts are compensatory, such amounts shall be paid to the Company for further payment to the applicable recipients through payroll; provided, further, that, as long as Buyer pays the amounts set forth in the Invoices according to the wire instructions set forth therein, Buyer shall bear no further liability or responsibility for such amounts;
(iii)Payment of any Indebtedness for borrowed money not already repaid by the Company, in accordance with the Pre-Closing Statement, payoff letters delivered under Section 3.2(a)(vi) and wire instructions received by Buyer from the Seller Representative prior to the Closing; provided, however, that, as long as Buyer pays the amounts set forth in such payoff letters according to the wire instructions set forth therein, Buyer shall bear no further liability or responsibility for such amounts.
(iv)Payment of the Estimated Closing Cash Payment in cash by wire transfer of immediately available funds to the account(s) set forth in the Pre-Closing Statement, to the Sellers in accordance with their Pro Rata Portions.
(v)The Employment Agreement, duly executed by Buyer or its Affiliate.
(vi)A counterpart signature page, duly executed by Buyer, to the Transfer Powers.
(vii)Counterpart signature pages, duly executed by Buyer and the Escrow Agent, to the Escrow Agreement.

US 255615105v18

(viii)Counterpart signature pages, duly executed by Buyer, to the Guaranty Letter Agreement.

ARTICLE 4REPRESENTATIONS AND WARRANTIES
OF THE SELLERS REGARDING THE COMPANY.
The Sellers, jointly and severally, hereby represent and warrant to Buyer that the statements in this ARTICLE 4 are true and correct as of the date of this Agreement:
4.1Organization. The Company is a limited liability company duly organized and validly existing in good standing under the laws of the State of Colorado. The Company has the requisite limited liability company power and authority to own, operate or lease its properties and assets, to hold all material rights, privileges, licenses, permits and government approvals, and otherwise to conduct its business as currently conducted. The Sellers have made available to Buyer true, complete and correct copies of the Governing Documents of the Company.
4.2Qualification. Disclosure Schedule 4.2 lists the jurisdictions in which the Company is qualified to do business, which are all jurisdictions where the nature of the Company’s business or the Company’s ownership or leasing of property or assets requires such qualification, other than any failure to be so qualified which would not reasonably be expected to be material to the Company’s business operations.

4.3Subsidiaries. The Disclosure Schedule 4.3 lists: (i) all capital stock or other direct or indirect ownership interests owned beneficially or of record by the Company in any subsidiary or other entity; and (ii) all loans, advances or similar arrangements by the Company to any other Person (other than trade terms extended to customers in the ordinary course of business consistent with past practice). The Company does not own, directly or indirectly, or have the right or obligation to acquire, any shares of capital stock of any corporation or any interest in any partnership, joint venture, limited liability company or other entity.

4.4Capitalization. All issued and outstanding Company Interests have been validly issued. There are not any outstanding options, warrants, calls, subscriptions, conversion rights, preemptive rights or any other rights to subscribe for, purchase or otherwise acquire any equity interests in the Company, and the Company is not party to any Contract requiring the Company to issue any additional debt or equity securities. All of the issued and outstanding Company Interests were issued in compliance in all material respects with all applicable federal and state securities laws.
4.5Company Interests.
(a)Disclosure Schedule 4.5(a) sets forth the record and beneficial owner of the Company Interests and their respective ownership of the Company Interests. The Company Interests are the only issued and outstanding membership interests of the Company. There are no equity interests, or rights to acquire equity interests, of the Company other than the Company Interests. The Company holds no equity interests in treasury. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into or exercisable or exchangeable for, securities having the right to vote) on any matters on which the holders of Company Interests may vote are issued or outstanding.
(b)The Sellers own all right, title and interest in and to 100% of the Company Interests, free and clear of any Liens (other than Permitted Liens and restrictions on transfer set forth in the Company’s Governing Documents). Except as set forth on Disclosure Schedule 4.5(b), there are no voting trust agreements or other Contracts, agreements or

US 255615105v18

arrangements restricting voting or distribution rights or transferability, directly or indirectly, with respect to Company Interests.
4.6Consents. Except as set forth on Disclosure Schedule 4.6, no consent, approval or authorization of, or notice to, or declaration, filing or registration with any Governmental Authority, regulatory authority or any other third party with whom the Company has a Material Contract is required to be made or obtained by or on behalf of the Company in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Documents.
4.7Financial Statements.
(a)The Company has delivered to Buyer unaudited balance sheets, statements of income and statements of cash flow of the Company for the fiscal years ended December 31, 2023, 2024 and 2025 (all of which are collectively referred to as the “Financial Statements”). Except as set forth on Disclosure Schedule 4.7(a), the Financial Statements, including the notes thereto:
(i)fairly present in all material respects the financial condition and the results of operations, changes in members’ equity and cash flow of the Company at the respective dates of and for the periods referred to in such Financial Statements; and
(ii)reflect the consistent application of accounting principles throughout the periods involved.
(b)No financial statements of any Person other than the Company are required by GAAP to be included in the Financial Statements.
(c)All accounts receivable payable to or for the benefit of the Company (i) were acquired from bona fide arm’s length sales of goods and services in the ordinary course of business consistent with past practice to Persons who are not Affiliates of any Seller or the Company, (ii) are properly reflected on the books and records of the Company and in the Financial Statements (with respect to the dates thereof and for the periods indicated therein), and (iii) are not subject to any rights of setoffs or counterclaims, or any threatened setoff or counterclaim and, (iv) except as set forth on Disclosure Schedule 4.7(c), were and are owned by the Company free and clear of all Liens (other than Permitted Liens).
4.8Absence of Undisclosed Liabilities. Except (a) as and to the extent expressly reflected or specifically reserved against in the Financial Statements (which reserves are adequate) or incurred since December 31, 2025 in the ordinary course of business consistent with past practice, (b) as set forth on Disclosure Schedule 4.8, (c) for trade payables and similar ordinary and necessary liabilities (which are not material in amount and do not include liabilities arising from the borrowing of money or secured Indebtedness, negligent or unlawful actions of the Company or the Company’s officers, directors, shareholders, managers, members, agents or employees or arising from any breach of Contract, breach of warranty, tort, infringement or misappropriation by the Company or any of the Company’s officers, directors, shareholders, managers, members, agents or employees) arising in the ordinary course of business consistent with past practice, since the date of the most recent Financial Statements, (d) executory obligations under leases and Contracts that are not in material default as of the date hereof and (e) for liabilities arising in connection with or as a result of the transactions contemplated by this Agreement, the Company has no material liabilities required by GAAP to be reflected on a balance sheet.
4.9Absence of Certain Changes. Except as expressly contemplated by this Agreement or as set forth on Disclosure Schedule 4.9, since December 31, 2025, the Company has not taken any action outside the ordinary course of business consistent with past practice and there has not been, with respect to the Company, any:

US 255615105v18

(a)event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)amendment of the Governing Documents of the Company;
(c)split, combination or reclassification of any of Company Interests or any other equity interests of the Company;
(d)issuance, sale or other disposition of, or creation of any Lien on, any of Company Interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of Company Interests or any other equity interests of the Company;
(e)declaration or payment of any distributions on or in respect of any of Company Interests (other than tax distributions permitted under the Company’s Governing Documents) or redemption, purchase or acquisition of the Company Interests;
(f)change in any method of accounting or accounting practice or policies of the Company, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;
(g)change in its cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(h)entry into or amendment to any Contract that would constitute a Material Contract except, in each case, in the ordinary course of business consistent with past practice;
(i)incurrence, assumption or guarantee of any Indebtedness for borrowed money, except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice, or any investment in any Person;
(j)increase in the compensation of its employees, other than as provided for in any written agreements or cost of living increases in the ordinary course of business consistent with past practice;
(k)except as required by Law, adoption, amendment, termination or modification of any Employee Plan (as defined below) or any material increase in benefits or amounts payable under any Employee Plan;
(l)hiring or termination (other than for cause) of any officers or employees with annual compensation is in excess of $100,000;
(m)acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of any business or any Person or any division thereof;
(n)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law;

US 255615105v18

(o)strike or other labor dispute affecting the Company or its business, or any adoption, amendment, or termination of any collective bargaining agreement or other agreement with a labor union or other labor organization;
(p)casualty, loss, damage or destruction (whether or not covered by insurance) of any material asset;
(q)assets that have been sold, leased, licensed, transferred, abandoned, forfeited or otherwise disposed of, or that the Company has lost the use of, outside of the ordinary course of business consistent with past practice;
(r)Material Contracts that have been terminated, except in the ordinary course of business or as a result of expiration pursuant to its terms;
(s)payment, discharge, settlement or satisfaction of any cause of action or any material liability, other than the payment of trade payables in the ordinary course of business consistent with past practice;
(t)failure to pursue collection of receivables or pay accounts payable in the ordinary course of business, consistent with past practice;
(u)agreement or commitment relating to capital expenditures exceeding $50,000 individually or $100,000 in the aggregate;
(v)adoption, change or revocation of any Tax election (other than in the ordinary course of filing Tax Returns consistent with the past practice of the Company), filing of any amended Tax return, entry into any Contract or settlement in respect of Taxes with any Governmental Authority, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the statute of limitations applicable to Taxes;
(w)receivable owed to the Company as set forth in the most recent Financial Statements that has been written off or determined to be uncollectible; or
(x)agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.
4.10Taxes.
(a)The Company has timely filed (taking into account any valid extensions) all Tax Returns required to be filed by it. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, other than extensions of time to file Tax Returns obtained in the ordinary course of business. All Taxes due and owing by the Company, whether or not shown on any Tax Return, have been timely paid.
(b)The Company is not, nor has ever been, a party to any Tax-sharing, Tax allocation, Tax indemnity, or other similar Tax-related agreement in effect among or between the Company and any other Person (other than any commercial agreement the principal purpose of which does not relate to Taxes).
(c)The Company has withheld all required Taxes from amounts owing to the Company’s employees, agents, contractors and other Persons and timely remitted (or set aside for timely remittance) such Taxes to the proper Governmental Authority and complied with all reporting requirements relating thereto.

US 255615105v18

(d)There are no Liens for Taxes upon the assets of the Company (other than Taxes not yet due and payable).
(e)The charges, accruals and reserves for Taxes with respect to the Company reflected in the Financial Statements are adequate to cover all Tax liabilities of the Company accruing through the date of the Financial Statements. Since the date of the Financial Statements, the Company has not engaged in any transaction or taken any other action, other than in the ordinary course of business consistent with past practice, that would materially affect the Tax liability of the Company.
(f)The Company does not presently have (and the Company has not previously had) any permanent establishment in any foreign country and has not otherwise become subject to Tax in a jurisdiction other than the country of its formation.
(g)The Company has never received a written claim by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by, or to a requirement to file Tax Returns in, that jurisdiction.
(h)The Company has not executed or filed with any Taxing Authority (whether U.S. federal, state, local or non-U.S.) any agreement or other document extending or waiving, or having the effect of extending or waiving, the period for assessment, reassessment or collection of any Taxes.
(i)Except as set forth on Disclosure Schedule 4.10(i), no power of attorney has been granted by or on behalf of the Company with respect to any matter relating to Taxes that could affect the Company in any taxable period ending after the Closing Date.
(j)No U.S. federal, state, local or non-U.S. Tax audits or other administrative proceedings, discussions or judicial proceedings relating to Taxes are currently being conducted or, to the Sellers’ Knowledge, presently pending or threatened against the Company.
(k)All deficiencies for Taxes of the Company have been fully and timely paid, settled, or properly reflected in the Financial Statements.
(l)Disclosure Schedule 4.10(m) lists all U.S. federal, state, local and non-U.S. income Tax Returns filed by the Company for the three (3) preceding taxable years, indicates those Tax Returns that have been audited, and indicates those Tax returns that currently are the subject of audit.
(m)The Seller Representative has delivered to Buyer correct and complete copies of all income and franchise Tax Returns and examination reports filed or received by the Company, and statements of deficiencies assessed against or agreed to by the Company, in the preceding three (3) taxable years.
(n)The Company has never been a member of an affiliated, combined, consolidated or unitary group for Tax purposes (other than a group the common parent of which was the Company). The Company does not have any liability for the Taxes of any Person (other than itself) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by Contract (other than any commercial agreement the principal purpose of which does not relate to Taxes) or otherwise.
(o)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) a “closing agreement,” as described in

US 255615105v18

Section 7121 of the Code (or any corresponding provision of U.S. state, local or non-U.S. income Tax law having similar effect) executed prior to the Closing, (B) the installment method or open transaction method of accounting for any transaction entered into prior to the Closing, (C) any prepaid amount received or deferred revenue accrued prior to the Closing, (D) change in method of accounting initiated prior to the Closing for a taxable period ending on or prior to the Closing Date, (E) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, or (F) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. income Tax law having similar effect) occurring or existing prior to the Closing.
(p)The Company will not be required to pay any Tax after the Closing as a result of any election under Section 965(h) of the Code.
(q)The Company is not, and has never been, a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).
(r)The Company is not the subject of any private letter ruling of the IRS or comparable ruling of any other Governmental Authority.
(s)The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution qualifying under or purported or intended to qualify under Section 355 of the Code.
(t)The Company has properly collected and remitted all material sales, use, value added, goods and services, harmonized sales and similar Taxes, and has received and retained any appropriate Tax exemption certificates and other required documentation for any sales or other transactions exempt from such Taxes.
(u)Neither the Company nor any Person on behalf of the Company has made a PTET Election.
(v)Since December 1, 2023, the Company has at all times been treated as a partnership for U.S. federal, state, local and non-U.S. income tax purposes.
(w)The Company has not elected into the Centralized Partnership Audit Regime created pursuant to the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by P.L. 114-74, the Bipartisan Budget Act of 2015, for any tax years prior to 2018.
(x)Except for representations with respect to Taxes in Section 4.9 and Section 4.12, the representations and warranties in this Section 4.10 are the sole and exclusive representations and warranties of the Company and the Sellers concerning Tax matters.
4.11Employees.
(a)Disclosure Schedule 4.11 lists all of the Company’s employees, specifying for each (i) his or her annual rate of compensation; (ii) all accrued but unpaid vacation and other paid time off (determined without regard to minimum hours) as of the date that is five Business Days prior to the date hereof; (iii) his or her job title or position; (iv) his or her work location; (v) his or her classification as exempt or non-exempt from overtime; (vi) his or her status as hourly or salaried; (vii) all employment agreements, severance agreements, change of control agreements, deferred compensation arrangements or similar agreements or arrangements pursuant to which he or she is a party with the Company or he or she is covered; and (viii) (A) all

US 255615105v18

bonuses awarded to him or her by the Company and not paid as of the Closing Date, if any, and (B) all bonuses paid to him or her by the Company during calendar year 2025. The Company has not received written notice that any employee of the Company intends to terminate his or her relationship with the Company.
(b)Neither the execution of this Agreement, the Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby, will (either alone or together with any other event) result in or is a precondition to (i) any current or former employee, director, manager or other service provider of or to the Company becoming entitled to severance pay, (ii) the acceleration of the time of payment or vesting of, or an increase in the amount of, any compensation due to any current or former employee, director, manager or other service provider of or to the Company, (iii) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee, director, manager or other service provider of or to the Company, or (iv) directly or indirectly cause the Company or an ERISA Affiliate to transfer or set aside any assets to fund or otherwise provide for benefits for any individual.
(c)(i) No charges, investigations, administrative proceedings or formal complaints of discrimination are pending, or to the Sellers’ Knowledge, threatened before any Governmental Authority against the Company; (ii) the Company’s employment and labor practices are in compliance, in all material respects, with all applicable Laws, including those relating to equal employment and hiring of Persons who are not U.S. citizens; (iii) there is no labor strike, organizing effort, organized slow down, organized stoppage or other organized labor matter or conflict pending involving the Company or, to the Sellers’ Knowledge, threatened against or affecting the Company; and (iv) there is no collective bargaining contract which is binding on the Company, or organizing effort to implement a collective bargaining agreement.
4.12Employee Benefit Plans.
(a)Disclosure Schedule 4.12(a) lists each of the following that the Company or any ERISA Affiliate (as defined below) maintains, is required to contribute to or otherwise participates in or as to which the Company or any ERISA Affiliate has any unsatisfied liability or obligation, whether accrued, contingent or otherwise, and whether written or oral and whether legally binding or not:
(i)any employee pension benefit plan (“Pension/Profit-Sharing Plan”) (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (including all applicable Law thereunder, “ERISA”)), including any pension, profit-sharing, retirement, thrift, or stock purchase plan;
(ii)any employee welfare benefit plan (“Welfare Plan”) (as such term is defined in ERISA section 3(1)); or
(iii)any other compensation, stock option, stock purchase, restricted stock, employment, individual independent contractor, vacation, fringe benefit or retirement plan, program, arrangement or agreement of any kind whatsoever, whether formal or informal, written or oral, not included in the foregoing and providing for benefits for, or the welfare of, any or all of the current or former employees, officers, directors, managers, individual independent contractors or agents of the Company or any ERISA Affiliate or their beneficiaries or dependents, including any group health, life insurance, retiree medical, bonus, retention bonus, transaction bonus, incentive or severance plan and whether or not disclosed pursuant to any other provision of this Agreement, other than, in each case, such plan, arrangement, program or policy sponsored or administered by a Governmental Authority (all of the foregoing in items (i), (ii) and (iii) collectively referred to as “Employee Plans”).

US 255615105v18

(b)The Company has made available to Buyer true and complete copies of each of the following documents: (i) the Employee Plans, the related trust agreement (if any) and any other related documents (including all amendments to the Employee Plans and related documents); (ii) the most recent annual report, actuarial report and financial statements, if any; (iii) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Employee Plan; (iv) the most recent determination letter or opinion letter received from the IRS with respect to each Employee Plan that is intended to be qualified under the Code; and (v) all material communications to or from the IRS or any other governmental or regulatory authority relating to each Employee Plan.
(c)Each Pension/Profit-Sharing Plan: (i) is in compliance in all material respects with applicable provisions of ERISA and the Code (as amended through the date of this Agreement), (ii) that is intended to be “qualified” within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter or advisory opinion (as applicable) from the IRS to the effect that it is qualified under Code sections 401(a) and 501, both as to the original plan and each restatement or amendment; (iii) has not in the last three years been subject to any assertion by any Governmental Authority that it is not so qualified; and (iv) has in the last three years been operated and administered in all material respects in accordance with its terms and applicable Law. To Sellers’ Knowledge, no circumstance has occurred or exists that would reasonably be expected to adversely affect the qualified status of such Pension/Profit Sharing Plans.
(d)Other than routine claims for benefits arising in the ordinary course of the administration and operation of the Employee Plans, to the Sellers’ Knowledge, no claims, investigations, arbitrations, lawsuits or other controversies are pending or threatened against or involving any Employee Plan or against the Company, any ERISA Affiliate, any trust or arrangement created under or as part of any Employee Plan, any trustee, fiduciary, custodian, administrator or other Person holding or controlling assets of any Employee Plan.
(e)No Employee Plan provides death or medical benefits with respect to current or former employees after retirement or other termination of service, other than coverage mandated by applicable Law.
(f)Neither the Company nor any ERISA Affiliate has in the last six years maintained, contributed to or otherwise participated in, or had any liability or obligation with respect to, any Pension/Profit-Sharing Plan subject to Title IV of ERISA or Sections 412 or 430 of the Code, “multiemployer plan” (as defined in section 3(37) of ERISA), any “multiple employer welfare arrangement” (as defined in section 3(40) of ERISA), or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of section 4063(a) of ERISA.
(g)No payment or benefit paid or provided, or to be paid or provided, to current or former employees, directors, managers or other service providers of or to the Company (including pursuant to this Agreement) will fail to be deductible for federal income Tax purposes under section 280G of the IRC.
(h)Each Employee Plan that provides deferred compensation subject to section 409A of the Code complies with section 409A(a)(2)-(4) of the Code (and has so complied for the entire period during which section 409A(a)(2)-(4) of the IRC has applied to such Employee Plan) in all material respects. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to section 409A of the Code.

US 255615105v18

(i)The Company and all ERISA Affiliates have complied in all material respects with all of their obligations under each current or, with in the past six years, former Employee Plan and with all provisions of the Code, ERISA and any and all other applicable laws relating to the Employee Plans. No written notice has been received by the Company of any claim of any violation of such laws, and no such claims are pending or, to the Sellers’ Knowledge, threatened. There has been no misclassification of individuals who perform services for the Company as common law employees, independent contractors or leased employees. There are no pending or, to the Sellers’ Knowledge, threatened audits or investigations by any Governmental Authority involving any Employee Plan. No Employee Plan subject to Title I of ERISA holds any “employer security” or “employer real property” (each as defined in section 407(d) of ERISA). The Company is not a party (and has not in the last three years been a party) to any Contract with any professional employer organization. The Company has deposited all participant deferrals and loan repayments and has timely made, in all material respects, all contributions under the terms of any Employee Plan or pursuant to ERISA.
4.13Bonuses. The Company does not have any unpaid bonuses, incentive compensation, retention bonuses, transaction bonuses, change-in-control payments or similar compensation obligations owed and payable with respect to calendar year 2025 (whether payable in cash, equity or otherwise) to any current or former employee, officer, director or other service provider.
4.14Litigation.
(a)The Company is not, and has not in the past three years been: (i) engaged in, a party to, subject to or threatened in writing with any claim, controversy, legal, administrative or equitable action, investigation, audit or other proceeding (each, an “Action”) (whether as plaintiff, defendant or otherwise and in no such matter has the Company’s insurer asserted a reservation of rights); or (ii) a party to or subject to any judgment, order, decree or restriction against it. The Company is not in default with respect to any order by which it is bound or to which its property or any assets is subject, and there exists no order enjoining or requiring the Company to take any action of any kind. None of the Company, nor to the Sellers’ Knowledge any other officer, director, manager or key employee of the Company, has been permanently or temporarily enjoined by any order from engaging in or continuing any conduct or practice in connection with the operation or the management of the Company or its business that remains in effect.
(b)None of the Company nor, to Sellers’ Knowledge, any other officer, director, manager or key employee of the Company (in his or her capacity as an officer, director, manager or key employee of the Company), is or has in the last three years been (i) engaged in, a party to, subject to or threatened in writing with any Action (whether as plaintiff, defendant or otherwise) relating to or arising from a violation or an alleged violation of a restrictive covenant agreement (including an agreement not to compete in any line of business or geographic region with any other Person or solicit the clients, customers, suppliers, vendors, employees or other service providers of any other Person), confidentiality agreement or breach of fiduciary duty; or (ii) a party to or subject to any judgment, order, decree or restriction against them relating to or arising from a violation or an alleged violation of a restrictive covenant agreement (including an agreement not to compete in any line of business or geographic region with any other Person or solicit the clients, customers, suppliers, vendors, employees or other service providers of any other Person), confidentiality agreement or breach of fiduciary duty (other than disputes among the Sellers that are being fully and finally resolved by the mutual releases in Section 7.6).
4.15Compliance with Applicable Laws. The Company is, and has been at all times in the last three years, in compliance, in all material respects, with all applicable Laws. The Company has not received written notice of any failure to comply with any applicable Laws. The

US 255615105v18

Company is not subject to any investigation, or judicial or administrative proceeding, including any voluntary or directed disclosure, or order, of or by a Governmental Authority.
4.16Permits. The Company has all material permits and governmental approvals required with respect to its business (and Disclosure Schedule 4.16 lists all such permits and governmental approvals held by the Company, a copy of each of which have been made available to Buyer). The Company is in material compliance with each such permit, approval.
4.17Environmental Matters.
(a)In the last three years, the Company has not received any written notice alleging any material violation of any Environmental Laws, which material violation (or resolution of such) remains unresolved, or any material liability pursuant to Environmental Laws, (b) the Company is, and in the last three years has been, in compliance in all material respects with all Environmental Laws, (c) there have been no Releases of Hazardous Materials in contravention of Environmental Laws by the Company, and the Company has not treated, stored, disposed or arranged for disposal of, transported, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility (including any real property leased by the Company and including soils, groundwater, surface water, buildings and other structures located on any such leased real property) which has been contaminated with any Hazardous Material by the Company, in each case so as to result in an Environmental Claim against, or a material violation of Environmental Laws or term of any Environmental Permit by, or material liability under Environmental Laws of the Company, and (d) Sellers and the Company have provided to Buyer all material environmental assessments, reports and audits relating to the past and current operations and facilities of the business of the Company which are in their possession or under their reasonable control.
(b)The representations and warranties in this Section 4.17 are the sole and exclusive representations and warranties of the Company and the Sellers concerning environmental matters.
4.18Contracts.
(a)Set forth on Disclosure Schedule 4.18 is a list of every Contract to which the Company is a party and under which the Company has continuing obligations or liability of any of the following types (each Contract listed or required to be listed on Disclosure Schedule 4.18, a “Material Contract”):
(i)Contracts that provide for or are reasonably expected to result in or have resulted in payments to the Company in an amount equal to or in excess of $75,000 per annum in the aggregate;
(ii)Contracts that provide for or are reasonably expected to result in or have resulted in payments by the Company in an amount equal to or in excess of $75,000 per annum in the aggregate;
(iii)Contracts relating to loans to the Sellers or officers, directors, managers or employees of the Company, other than advances in the ordinary course of business or loans under the Company’s 401(k) plan;
(iv)Any collective bargaining agreement and any other Contract with any labor union, works council, labor organization, or other employee representative of a group of employees;
(v)Contracts relating to the borrowing or guarantee of money by or from the Company or the placing of any Lien on any property or asset of the Company;

US 255615105v18

(vi)suretyship Contracts or any other Contract pursuant to which the Company guaranteed any obligation of a third party;
(vii)Contracts prohibiting or restricting the Company competing in any geographic area or line of business or soliciting customers;
(viii)each Contract that imposes any “most-favored nations” provisions on the Company or contains any “take or pay” provision or requires the Company to purchase its total requirements (or any minimum volume of) of any product or service from a third party,
(ix)partnership or joint venture agreements;
(x)agreements that provide for the sale of assets of the Company or provision of services by the Company outside the ordinary course of business of the Company;
(xi)each Contract containing an option or granting any right of first refusal or right of first offer, right of first negotiation, exclusivity or similar right in favor of a third party;
(xii)Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(xiii)the Leases;
(xiv)any Contract providing for severance, change in control, transaction, retention or any similar bonus to any employee or service provider with annual base compensation in excess of $100,000;
(xv)any Contract with any Supplier;
(xvi)any Contract with any Customer;
(xvii)each Contract involving the settlement or conciliation of any Action, the performance of which will involve (A) payment after the Closing Date, (B) ongoing obligations of the Company outside the ordinary course of business, including indemnification obligations, or (C) any restrictive covenant imposed on the Company after the Closing Date; or
(xviii)all Contracts pursuant to which the Company out-licenses or in-licenses any Intellectual Property, excluding (A) Contracts consisting of non-exclusive inbound licenses, terms of service, terms of use and similar agreements for commercially available off-the-shelf software, services or software-as-a-service platforms; (B) licenses for open source software; (C) Contracts with current and former employees or independent contractors; (D) Contracts that authorize the Company to identify another Person as a customer, vendor, supplier or partner of the Company; (E) nondisclosure agreements that provide the receiving party with no more than a limited, nonexclusive right to access or use confidential information of other Persons; (F) Contracts granting nonexclusive rights to access the Company’s products, services, or work product granted by the Company to its customers and end users in the ordinary course of business; (G) sales, marketing, reseller, distributor or similar Contracts that provide a limited, nonexclusive license to use the trademarks included in the Intellectual Property owned by the Company; (H) Contracts concerning a nonexclusive license or other nonexclusive grant of rights to service providers, contractors or vendors entered into for the provision of services to the Company by such Persons; and (I) Contracts where the only material licenses to Intellectual

US 255615105v18

Property rights are with respect to feedback, suggestions, or the Company’s trademarks for inclusion on customer lists or use in the provision of services.
(b)True and complete copies of all such written Material Contracts and true and complete summaries of all such oral Material Contracts, including all amendments and supplements thereto, have been made available to Buyer. Each Material Contract set forth on Disclosure Schedule 4.18 is in full force and effect. The Company is not in default in any material respect under any Material Contract, and, to Sellers’ Knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute a such default in any respect. To the Sellers’ Knowledge, no other party or obligor is in breach of its obligations in any material respect under any Material Contract.
(c)With respect to each Material Contract listed on Disclosure Schedule 4.18: the Company has not received written notice from the counterparty thereto (i) alleging that the Company has breached or violated the terms of such Material Contract, which breach or violation has not been cured or corrected; (ii) terminating such Material Contract (whether for convenience or default); or (iii) claiming a right to withhold or offset money due to the Company.
4.19Intellectual Property.
(a)Disclosure Schedule 4.19(a) (i) lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the Company and (ii) identifies the owner of such Intellectual Property.
(b)The Company owns all rights or receives all rights by license to each item of the Intellectual Property owned or currently in use by the Company (the “Company Intellectual Property”), free and clear of Liens other than Permitted Liens. The Company has the right to use all the Company Intellectual Property that is owned by the Company without payment to a third party. All contractors and service providers retained by the Company to develop or create technology, including software, and Intellectual Property for the Company that is currently in use by the Company have executed written agreements with the Company prohibiting disclosure of the Company’s confidential information and assigning to the Company all rights to any inventions, works of authorship, trade secrets and other material Intellectual Property developed or created by them. The Company has taken commercially reasonable precautions to protect the secrecy of its trade secrets. Since January 1, 2023, the Company has not been alleged in writing or, to the Sellers’ Knowledge, orally, to infringe any Intellectual Property right of any other Person and there is no claim or action pending or, to the Sellers’ Knowledge, threatened orally or in writing, alleging any such infringement. To the Sellers’ Knowledge, the operation of the Company’s business as presently conducted by the Company does not infringe any third-party Intellectual Property right. To the Sellers’ Knowledge, no other Person is infringing, misappropriating or violating the Intellectual Property rights of the Company.
4.20Insurance. Disclosure Schedule 4.20 sets forth a list and description of all policies of fire, automobile, liability, including professional liability, workers compensation, business interruption and other forms of insurance (including self-insurance programs) owned or held by the Company and a list of all claims made in the last three years under any such insurance policy, whether or not such claims are currently pending. All such policies are in full force and effect.
4.21Related Party Transactions. Except as set forth on Disclosure Schedule 4.21, there are no Contracts in effect and there have been no transactions in the last three years between the Company, on the one hand and, on the other hand, any Seller, any director, manager, member, officer, employee or Affiliate of the Company or the Sellers, or any relative or spouse

US 255615105v18

(or relative of such spouse) of any Seller or, to the Sellers’ Knowledge, of any such director, manager, member, officer, employee or Affiliate of the Company or the Sellers (each such Person, a “Related Party”) other than employment, consulting, compensation, benefits related and other similar Contracts and transactions in each case entered into in the ordinary course of business consistent with past practice with individuals who are employees of or other service providers to the Company. Except as set forth in Disclosure Schedule 4.21, no Related Party owns, directly or indirectly, in whole or in part, any tangible or intangible real or personal property used by the Company in the conduct of its businesses. Except as set forth on Disclosure Schedule 4.21, the Company has not directly or indirectly created, incurred or assumed any Indebtedness for borrowed money or otherwise to any Related Party, nor does the Company have outstanding as of the Closing any loans, payments or transfers of the Company assets to any Related Party other than compensation paid for services actually performed. Except as set forth on Disclosure Schedule 4.21, as of the Closing, the Company will not have any obligation to a Related Party, other than employment, consulting, compensation, benefits related and other similar Contracts and transactions in each case entered into in the ordinary course of business consistent with past practice with individuals who are employees of or other service providers to the Company.
4.22Real Property Matters; Title to and Sufficiency of Assets.
(a)The Company does not own, nor has it since its formation owned, any real property. Disclosure Schedule 4.22(a) sets forth a list of all real property leases to which the Company is a party as tenant as of the date of this Agreement (the “Leases”, each, individually, a “Lease”). Except as otherwise set forth on Disclosure Schedule 4.22(a), as of the date of this Agreement, the Company has not (A) subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Lease or any portion thereof, which arrangement remains in effect as of the date of this Agreement or pursuant to which the Company has any outstanding obligations or liabilities, or (B) collaterally assigned or granted any other security interest in any Lease or any interest therein. As of the date of this Agreement, the Company has not received any written notice that any condemnation proceeding is pending or threatened with respect to the Company’s leased properties, and to the Sellers’ Knowledge, no such proceeding is threatened against any leased properties.
(b)Except as set forth on Disclosure Schedule 4.22(b), the Company owns, licenses, has good title to, or holds pursuant to valid and enforceable leases, or otherwise has the legal right to use all of the assets, rights, interests and tangible properties of the Company (excluding real property) used or held for use in the conduct of the business of the Company, with only such exceptions as constitute Permitted Liens. Except as set forth on Disclosure Schedule 4.22(b), such tangible properties and assets of the Company are sufficient for the continued conduct of the Company’s business in substantially the same manner as conducted immediately prior to the Closing.
4.23Brokers, Finders. Except as set forth on Disclosure Schedule 4.23, neither this Agreement nor the sale and purchase of the Company Interests, nor any other transactions contemplated by this Agreement was induced by or procured through or otherwise involved in any way any Person acting on behalf of or representing the Company or any Seller as broker, finder, investment banker, financial advisor or in any similar capacity.
4.24Customers and Suppliers.
(a)Disclosure Schedule 4.24(a) lists, for each of the fiscal years 2024 and 2025, the top ten customers of the Company by sales volume (each, a “Customer”). No Customer, during the twelve months immediately preceding the date hereof, (i) has terminated or materially and adversely modified its business relationship with the Company (whether related to payment, price, quantity or otherwise) or (ii) has informed the Company in writing that it intends to terminate or materially and adversely modify its business relationship with the Company (whether related to payment, price, quantity or otherwise). There is no, and at no point in the last

US 255615105v18

twelve months has there been any, material dispute between the Company and any Customer and to the Sellers’ Knowledge, no facts or circumstances exist that would form the basis of any such dispute.
(b)Disclosure Schedule 4.24(b) lists, for each of fiscal year 2024 and 2025, the top ten vendors and suppliers of the Company by expenditure (each, a “Supplier”). No Supplier, during the twelve months immediately preceding the date hereof, (i) has terminated or materially and adversely modified its business relationship with the Company (whether related to payment, price, quantity or otherwise) or (ii) has informed the Company in writing that it intends to terminate or materially and adversely modify its business relationship with the Company (whether related to payment, price, quantity or otherwise). There is no, and at no point in the last twelve months has there been any, material dispute between the Company and any Supplier and to the Sellers’ Knowledge, no facts or circumstances exist that would form the basis of any such dispute.
4.25Data Privacy.
(a)In the last three years, the Company has complied in all material respects with and its business, as currently conducted, is in compliance in all material respects with, all Data Requirements. In the last three years, to the Sellers’ Knowledge, the Company has not experienced any incident in which Personal Data or other sensitive data was or may have been stolen or improperly used or accessed. In the last three years the Company has not received any written notices or demands alleging any breach or violation of any Data Requirements and no such action or claim is pending. In the last three years the Company is not in receipt of any written notices or complaints from any Person regarding the Company’s improper or unauthorized processing of such Personal Data.
(b)The Company has established, implemented, and maintains commercially reasonable administrative, technical and physical safeguards designed to protect the confidentiality, integrity and security of the IT Assets and Personal Data in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. The IT Assets operate and perform in a manner reasonably sufficient to conduct the business of the Company as currently conducted, are reasonably sufficient for the current and reasonably contemplated future needs of the Company and, to the Sellers’ Knowledge, do not contain any unauthorized “back door”, “drop dead device”, “time bomb”, “Trojan horse,” “virus,” or “worm” or any other malicious or similar code.
4.26Bank Accounts. Disclosure Schedule 4.26 lists the names and location of all banks and other financial institutions with which the Company maintains an account (or at which an account is maintained to which the Company has access as to which deposits are made on behalf of the Company), in each case listing the type of account, the account number therefor, and the names of all Persons authorized to draw thereupon or having access thereto and lists the locations of all safe deposit boxes used by the Company.
4.27Facility Level Clearance. The Company holds and maintains a valid facility security clearance at the Top-Secret level issued by the Defense Counterintelligence and Security Agency (“DCSA”) (the “Facility Clearance”). The Facility Clearance has not been suspended, revoked, downgraded, invalidated, or placed on probation, and, to the Sellers’ Knowledge, no facts or circumstances exist that would reasonably be expected to result in any such suspension, revocation, downgrade, invalidation, or probation. The Company is, and in the last three years has been, in material compliance with all applicable requirements of the National Industrial Security Program Operating Manual (“NISPOM”) and all other applicable laws, regulations, directives, and DCSA requirements related to the Facility Clearance. All personnel of the Company whose duties require access to classified information hold personnel security clearances at the appropriate levels, and no such personnel clearances have been suspended, revoked, or otherwise limited in a manner that would materially impair the Company’s

US 255615105v18

performance of any classified contract. There are no pending or, to the Sellers’ Knowledge, threatened investigations, inquiries, or notices of violation from DCSA or any other Governmental Authority relating to the Facility Clearance or the Company’s compliance with the NISPOM or other industrial security obligations.
4.28Certain Payments. Neither the Company, nor any of its officers, directors, managers, employees, nor, to the Sellers’ Knowledge, any agents or other Person acting for or on behalf of the Company, has directly or indirectly (a) made, offered, promised, authorized, or received any contribution, gift, bribe, rebate, payoff, influence payment, kickback, loan or other payment of any money or anything of value to any person, private or public, to, for or in respect of the Company, (i) obtain favorable treatment in securing business, (ii) pay for favorable treatment for securing business or favorable disposition of a Governmental Authority, (iii) obtain special concessions or for special concessions already obtained; or (b) violated any U.S. and non-U.S. Laws relating to the prevention of bribery and corruption and money laundering, including the Foreign Corrupt Practices Act of 1977, as amended (collectively, “Anti-Corruption Laws”). The Company has not, in connection with or relating to the business of the Company received from any Governmental Authority or any Person any written notice, inquiry or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Authority, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws. To the Sellers’ Knowledge, no proceeding is pending or threatened alleging facts or circumstances that, if found to be true, would constitute a breach of this Section 4.28. The representations and warranties in this Section 4.28 are the sole and exclusive representations and warranties of the Company and the Sellers concerning bribery and corruption.
4.29Government Contracts and Compliance.
(a)Disclosure Schedule 4.29(a) sets forth a true, correct and complete list of: (i) each Current Government Contract; (ii) each Current Government Bid; and (iii) each Teaming Agreement. With respect to each Government Contract and Government Bid required to be set forth on Disclosure Schedule 4.29(a), the schedule lists: the Government Contract number or, for a Government Bid, the applicable solicitation number, and the start and end date of the period of performance (including option periods). Except where disclosure of or reference to a Government Contract or Government Bid is prohibited by applicable Law, the Company has made available to Buyer true and complete copies of all Current Government Contracts and all Current Government Bids, including any and all material amendments and modifications thereto.
(b)To Sellers’ Knowledge, all Current Government Contracts were legally awarded, are valid and binding on the parties thereto, are in full force and effect, and are enforceable in accordance with their terms. To Sellers’ Knowledge, no Current Government Contract (or if applicable, prime contract under which a Government Contract was awarded or is anticipated to be awarded) or Current Government Bid is currently the subject of a bid protest proceeding (or the contract award decision has been remanded to the agency following any corrective action). Each Current Government Contract was entered into without the commission of any act alone or in concert with any other Person, and without any consideration having been paid or promised, that is in violation of any applicable Law. No Governmental Authority, prime contractor, or higher-tier subcontractor has notified the Company in writing, or to Sellers’ Knowledge, orally, of the intention to cancel or materially reduce the value of any Current Government Contract or to seek the Company’s agreement to materially lower rates under any Current Government Contract or Current Government Bid.
(c)During the preceding three years, (i) the Company has complied in all material respects with all terms and conditions of each Government Contract and each Government Bid, including all clauses, provisions, and requirements incorporated expressly by reference or by operation of any applicable Laws, (ii) the Company has performed in all material respects each obligation required to be perform under each Government Contract; and (iii) the

US 255615105v18

Company has complied in all material respects with the requirements of all applicable Laws pertaining to each Government Contract and Government Bid, whether incorporated expressly or by reference.
(d)During the preceding three years, all representations, certifications, disclosures, and warranties executed, acknowledged or submitted by or on behalf of the Company with respect to any Government Contract or Government Bid were current, accurate, and complete in all material respects as of their effective date (i.e., the date on which they were made or deemed made) and the Company has complied, as applicable, in all material respects, with all such representations, certifications disclosures, and warranties and any obligation to update the same.
(e)During the preceding three years, (i) no Governmental Authority, prime contractor, or higher-tier subcontractor under any Government Contract, nor any other Person, has notified the Company in writing or, to Sellers’ Knowledge, orally of any actual or alleged violation or breach by the Company of any applicable Law, representation, certification, disclosure obligation, contract term, condition, requirement, or specification, or administrative order, pertaining to any Government Contract or Government Bid; (ii) the Company has not received any written notice, or to Sellers’ Knowledge, oral notice of (A) termination for default or cause, (B) termination for convenience (in whole or in part), (C) cure notice or show cause notice, default or deficiency notice, letter of concern stop work order or corrective action request that has not been remedied by the Company, or (D) non-exercise of an option to extend relating to any Current Government Contract; (iii) no such notice or order has been threatened, in writing, with respect to any Government Contract; and (iv) to Sellers’ Knowledge, no event, condition, or omission has occurred or exists that would constitute grounds for any such notice or order contemplated by clauses (A) or (C).
(f)During the preceding three years, none of the Company, its Principals nor, to the Sellers’ Knowledge, any of the Company’s managers, employees or agents is or has been debarred, suspended, proposed for suspension or debarment, listed as an excluded party on the System for Award Management, or otherwise excluded from participation in the award or performance of any Government Contract for or with any Governmental Authority, or is or was, the subject of a finding of non-responsibility or ineligibility for Government Contracts. To the Sellers’ Knowledge, no suspension, debarment, or exclusion action has been commenced or threatened against the Company or any of its Principals, managers, employees, or agents; and, to Sellers’ Knowledge, no facts or circumstances exist that would warrant or give rise to the institution of suspension or debarment proceedings or a finding of non-responsibility or ineligibility for Government Contracts against the Company or any of its Principals, managers, employees, or agents. No negative determination of responsibility has been made or issued against the Company in writing, or to Sellers’ Knowledge, orally with respect to any Government Contract or Government Bid.
(g)The Company has not received any adverse or negative past performance evaluations, reports, or ratings (including weaknesses or deficiencies noted in any Contract Performance Assessment Reports, ratings of less than “satisfactory,” findings of default or other failure to perform, or termination or default) in connection with any Government Contract or Government Bid. To Sellers’ Knowledge, no facts or circumstances exist that would reasonably be expected to result in any past performance evaluation report with a rating of less than satisfactory (or equivalent) by any Governmental Authority, prime contractor, or higher tier subcontractor in connection with any Government Contract.
(h)Disclosure Schedule 4.29(h) sets forth a true and correct list of (i) each Current Government Bid that was submitted with a representation by the Company that it is a small business concern as defined in FAR 2.101, (ii) each Government Contract for which the

US 255615105v18

Company represented itself at time of submission of its Government Bid or at the time of award as a small business concern as defined in FAR 2.101, and (iii) each Government Contract that was awarded to the Company pursuant to a procurement that was restricted to offerors qualified as small business concerns as defined in FAR 2.101, small disadvantaged business status, protégé status, or any other preferential status. Each representation or certification made by the Company in writing in connection with the submission of a Government Bid or award of a Government Contract during the past three years, or for any Current Government Contract or Current Government Bid notwithstanding the date of submission, that pertains to any size status or other preferential status was current and accurate as of the date such representation was made. The Company has complied, and is in compliance, in all material respects with all applicable Laws that require notice or acknowledgement of any change in size status or preferential status, and all applicable Laws concerning the establishment and performance of small business mentor-protégé agreements and joint ventures and requirements for performance of Government Contracts awarded to any such joint venture entity.
(i)The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) except as set forth on Disclosure Schedule 4.29(i), require a termination of any Current Government Contract or render unacceptable any Current Government Bid due to loss of size status or other preferential status; or (ii) except as set forth on Disclosure Schedule 4.6 or Disclosure Schedule 5.2, result in a material violation, breach, or default of any term or provision of any Current Government Contract or Current Government Bid.
(j)During the preceding three years, the Company has not made any disclosure under FAR Subpart 3.1003 or FAR 52.203-13 to any Governmental Authority with respect to credible evidence of a violation of federal criminal law involving the fraud, conflict of interest, bribery or gratuity provisions found in Title 18 of the United States Code, a violation of the civil False Claims Act, or a significant overpayment in connection with the award, performance or closeout of any Government Contract and, to Sellers’ Knowledge, there are no facts or circumstances that would require such mandatory disclosure. The Company has not made a voluntary disclosure to any Governmental Authority with respect to any actual or alleged irregularity, misstatement, or omission arising under or relating to a Government Contract or Government Bid that would reasonably be expected to give rise to material liability.
(k)The Company’s accounting or business systems or practices or procedure have not been subject to a final determination of noncompliance or inadequacy by any Governmental Authority.
(l)During the preceding three years, the Company (i) has not undergone, and is not currently undergoing, any audit, review, inspection, investigation, survey or examination of records relating to any Government Contract; (ii) has not conducted any internal investigation or audit in connection with which the Company used any legal counsel, auditor, accountant, or investigator; (iii) has not received written or, to the Sellers’ Knowledge, oral notice of, any actual or anticipated investigation or review relating to any Government Contract; (iv) has not received any written or, to the Sellers’ Knowledge, oral notice that it is or was being specifically audited or investigated by any Governmental Authority; and (v) has not received any written notice or, to Sellers’ Knowledge, oral notice that any audit, review, inspection, investigation, survey, or examination of records has revealed any fact, occurrence, or practice that would reasonably be expected to give rise to material liability.
(m)The Company has disclosed each OCI as required in connection with any Government Contract or Government Bid. The Company has not been required to implement any OCI mitigation plan pursuant to FAR Subpart 9.5 or any contract clause, provision, or requirement of any Government Contract or Government Bid. There is no specific work or future

US 255615105v18

business opportunity from which the Company is currently limited, prohibited, or otherwise restricted from performing or bidding due to an OCI, contract terms or provisions related to OCIs, or an OCI mitigation plan that applies to the Company in connection with any Government Contract or Government Bid. The Company does not suffer from an OCI under any Government Contract.
(n)The Company has not (a) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment or offered, promised, or authorized the payment of anything of value to any foreign or domestic government officials or employees of any foreign or domestic political parties or candidate for political office for the purpose of influencing any act or decision of such official or of the government to obtain or retain business or direct business to any Person in violation of applicable Law; or (c) made any other payment in violation of applicable Law to any official of any Governmental Authority, including bribes, gratuities, kickbacks, lobbying expenditures, political contributions, or contingent fee payments.
(o)During the preceding three years, all personnel who performed under any Government Contract met, and all personnel who are performing under any Government Contract meet, all express qualification requirements for the labor categories under which they have been charged, or are being charged. All personnel listed in any Current Government Bid meet all applicable requirements set forth in the applicable solicitation in all material respects. The Company has not replaced any personnel performing a Current Government Contract without obtaining all required approvals from the applicable Governmental Authority and any other party whose consent is required for replacement of personnel.
(p)During the preceding three years, the Company has maintained all required data security, cybersecurity, and physical security systems and procedures designed to meet, and the Company is in compliance with, all requirements imposed by any Government Contract and applicable Law, including requirements set forth in the FAR, DFARS, and other FAR supplements.
(q)The Company has not entered into any financing arrangement with respect to any Current Government Contract. The Company has not assigned or otherwise conveyed or transferred, or agreed to assign or otherwise convey or transfer, any Current Government Contract or Current Government Bid, or any account receivable or revenue relating thereto to any other Person, whether as a security interest or otherwise.
(r)The Company has not used funds from any Governmental Authority to develop any of the Company’s Intellectual Property, and the Company has not conveyed any rights in any of the Company’s Intellectual Property to any Governmental Authority.
(s)The representations and warranties in this Section 4.29 are the sole and exclusive representations and warranties of the Company and the Sellers concerning Government Contracts, Government Bids, Teaming Agreements and related matters.
4.30No Other Representations. Except for the representations and warranties set forth in ARTICLE 6 (including the schedules to, and certificates delivered pursuant to, this Agreement) and in the Ancillary Documents delivered by Buyer, each Seller acknowledges that neither Buyer, nor any other Person, made or shall be deemed to have made any representation or warranty to any Seller, express or implied, at Law or in equity, on behalf of Buyer, and that such Seller is not relying on any representations and warranties, express or implied, at Law or in equity, other than those set forth in ARTICLE 6 (including the schedules to, and certificates delivered pursuant to, this Agreement) and made by Buyer in the Ancillary Documents delivered by Buyer pursuant hereto. Any claims a Seller may have for breach of representation or warranty

US 255615105v18

shall be based solely on the representations and warranties of Buyer expressly set forth in this Agreement (including the schedules to, and certificates delivered pursuant to, this Agreement) and in the Ancillary Documents delivered by Buyer pursuant hereto.

ARTICLE 5REPRESENTATIONS AND WARRANTIES OF SELLERS.
Each Seller, severally and not jointly, represents and warrants to Buyer that the statements in this ARTICLE 5 are true and correct as of the date of this Agreement:

5.1Organization, Power and Authority. Such Seller is a limited liability company duly organized and validly existing in good standing under the laws of the state of its organization. Such Seller has full power and authority to enter into and perform this Agreement and the other Ancillary Documents to which it is a party. No proceedings are necessary on the part of such Seller to authorize the execution, delivery and performance of this Agreement and the other Ancillary Documents to which such Seller is a party and the consummation by Seller of the transactions contemplated herein or therein.
5.2Non-Contravention; Consents. Except as set forth on Disclosure Schedule 5.2, the execution, delivery and performance by such Seller of this Agreement and of the applicable Ancillary Documents to which such Seller is a party is in compliance with, and is not (and will not be), assuming the giving of notice or the passage of time or both, in violation of (a) the Company’s or such Seller’s Governing Documents; (b) any applicable Law to which such Seller or any asset of such Seller is subject or bound; (c) any Contract, commitment, order, ruling or proceeding to which such Seller or any asset of such Seller is a party, subject or bound or (d) any Material Contract. No consent, approval or authorization of, or notice to, or declaration, filing or registration with any Governmental Authority, regulatory authority or any other third party with whom Seller has a Contract is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Documents to which Seller or the Company is a party.

5.3Enforceability. This Agreement has been duly authorized, executed and delivered by such Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent enforcement may be affected by laws relating to bankruptcy, reorganization, fraudulent transfer, insolvency, and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. The Ancillary Documents executed and delivered by such Seller are duly executed and delivered by such Seller and constitute valid and binding obligations of such Seller, enforceable in accordance with their terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

5.4Litigation. As of the date hereof, there is no proceeding pending or, to the knowledge of such Seller, threatened against such Seller or any of its Affiliates, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or any of the Ancillary Documents to which such Seller is a party or that would, or any order to which such Seller is subject that would, have a material adverse effect on such Seller’s ownership of his, her or its Company Interests or otherwise prevent or materially affect the performance of such Seller’s obligations hereunder.

ARTICLE 6REPRESENTATIONS AND WARRANTIES OF BUYER.
Buyer hereby represents and warrants to the Sellers that the statements in this ARTICLE 6 are true and correct as of the date of this Agreement:

US 255615105v18

6.1Buyer Existence and Status. Buyer is a limited liability company duly formed and validly existing in good standing under the laws of the State of Delaware.
6.2Buyer Power and Authorization. Buyer has the power and authority to execute, deliver and perform this Agreement and the agreements, instruments and documents to be executed and delivered by it pursuant to this Agreement. No proceedings are necessary on the part of Buyer to authorize the execution, delivery and performance of this Agreement and the agreements, instruments and documents to be executed and delivered by it pursuant to this Agreement and the consummation by Buyer of the transactions contemplated herein or therein that have not been taken prior to the date of this Agreement.
6.3Due Execution and Enforceability. This Agreement has been, and each other agreement, instrument and document to be executed and delivered by Buyer pursuant to this Agreement has been or shall be, duly executed and delivered by Buyer, and each constitutes, or shall constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.
6.4Execution, Delivery and Performance Without Conflict. The execution, delivery and performance of this Agreement is, and of the Ancillary Documents to be executed and delivered by Buyer pursuant to this Agreement shall be, in compliance with, and is not (and shall not be), assuming the giving of notice or the passage of time or both, in violation of: (i) Buyer’s Governing Documents; (ii) any applicable Law to which Buyer or its assets is subject or bound; or (iii) any Contract, commitment, order, ruling or proceeding to which Buyer or its assets is a party, subject or bound.
6.5Brokers, Finders. Neither this Agreement nor the purchase of Company Interests nor any other transactions contemplated by this Agreement was induced by or procured through or otherwise involved in any way any Person acting on behalf of or representing Buyer as broker, finder, investment banker, financial advisor or in any similar capacity.
6.6Investment Representation. Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act of 1933, as amended, and is acquiring Company Interests for its own account, to hold for investment, and with no present intention of dividing its interest with others or reselling or otherwise participating, directly or indirectly, in a distribution of Company Interests. Buyer will not sell or otherwise dispose of any of the Company Interests except in compliance with the registration requirements or exemption provisions of the Securities Act of 1933, as amended, and any other applicable securities Laws.
6.7Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Company, and, without limiting the representations and warranties of the Sellers, the Company and the Company’s business in ARTICLE 4 and ARTICLE 5 (including the related portions of the Disclosure Schedules), acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Seller, the Company and the Company’s business for such purpose. Buyer acknowledges and agrees that in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties regarding the Sellers, the Company and the Company’s business set forth in ARTICLE 4 and ARTICLE 5 (including the related portions of the Disclosure Schedules).
6.8Financial Capacity. Upon the consummation of the transactions contemplated hereby, Buyer will not (a) be insolvent or left with an unreasonably small amount of capital, (b) have incurred debts beyond its ability to pay such debts as they mature or (c) have liabilities in excess of the reasonable market value of its assets.
6.9No Other Representations. Except for the representations and warranties set forth in ARTICLE 4 and in ARTICLE 5 (including the related portions of the Disclosure Schedules) and in the Ancillary Documents delivered by Seller, Buyer acknowledges that no Seller, nor any other Person, made or shall be deemed to have made any representation or warranty to Buyer, express or implied, at Law or in equity, as to the Sellers, the Company or this Agreement, and that Buyer is not relying on any representations and warranties, express or

US 255615105v18

implied, at Law or in equity, other than those set forth in ARTICLE 4 and in ARTICLE 5 (including the related portions of the Disclosure Schedules) and in the Ancillary Documents delivered by any Seller pursuant hereto. Any claims Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties made by the Sellers expressly set forth in ARTICLE 4 and in ARTICLE 5 (including the related portions of the Disclosure Schedules) and in the Ancillary Documents delivered by any Seller pursuant hereto. None of the Sellers, the Company nor any other Person is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or its business. Buyer acknowledges that it is acquiring the Company and the business without any representation or warranty as to merchantability or fitness for any particular purpose of its assets, on an “as is” and “where is” basis, except as expressly set forth in ARTICLE 4 and ARTICLE 5 (including the related portions of the Disclosure Schedules).
ARTICLE 7COVENANTS AND AGREEMENTS.
7.1Publicity; Confidentiality.

(a)From and after the date hereof, Confidential Information shall be (a) maintained in confidence by each Seller, and will not otherwise be revealed, divulged, communicated or disclosed by a Seller to any Person, other than officers, directors, and legal, tax, accounting and financial advisors of Seller (so long as all such Persons are bound by confidentiality obligations to such Seller no less stringent than set forth herein) without the prior written consent of Buyer, and (b) used by each Seller solely to the extent required in connection with the activities contemplated by this Agreement and the Ancillary Documents (including enforcing its rights under this Agreement) and shall not otherwise be used or exploited for such Seller’s own benefit or for the benefit of any Person other than Buyer and the Company. Notwithstanding the foregoing, this Section 7.1(a) shall not prohibit a Seller from disclosing Confidential Information to the extent required by applicable Law; provided, that in the event disclosure is required by applicable Law, the Seller shall, to the extent permitted by applicable Law, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek (at its expense) an appropriate protective order, and such Seller shall reasonably cooperate with Buyer in Buyer’s efforts to limit such disclosure and/or obtain confidential treatment of any Confidential Information required to be disclosed. Each Seller acknowledges that Buyer may use information about the Company in its filings with the Securities and Exchange Commission to the extent required by GAAP, securities Laws and the rules and regulations of any applicable stock exchange, as determined by Buyer in consultation with its outside counsel and accountants.
(b)At any time on or after the Closing Date, Buyer or one of its Affiliates may (i) issue one or more press releases or (ii) make public statements or Securities and Exchange Commission filings as may be required by Law or the rules or regulations of any applicable stock exchange (each, a “Public Announcement”), in each case containing accurate, factual information relating to this Agreement and the transactions contemplated hereby so long as such Public Announcement does not (x) name or make reference to any current or former officer or manager or Seller (unless such Person has consented to being named or referenced in such press release) or (y) use any trademark of a Seller or any of the foregoing (provided that such Public Announcement may name or make reference to the Sellers). Notwithstanding the foregoing, Buyer agrees that it will not, and will cause its Affiliates not to, include the financial terms of this Agreement or the transactions contemplated hereby in any Public Announcement unless Buyer determines such disclosure is required pursuant to applicable securities Laws or the rules or regulations of any applicable stock exchange following consultation with Buyer’s outside counsel. Other than disclosure of information that is consistent with disclosures in such Public Announcement, no Party (or Affiliate thereof) shall issue or make any public release or announcement relating to the transactions contemplated hereby without the prior written consent

US 255615105v18

of the other Parties (which consent shall not be unreasonably delayed, conditioned or withheld), and the Parties agree to keep the terms of this Agreement confidential, except: (i) to the extent required by applicable securities exchange rules or regulations or any other Law or order (in which case if a Seller is such required Person, such Seller shall allow Buyer a reasonable opportunity to comment on such release or announcement in advance of such issuance) or for financial or Tax reporting purposes; and (ii) disclosure of the terms hereof to such Party’s accountants, legal advisors, lenders, creditors and other representatives as necessary in the ordinary conduct of its business. Notwithstanding the foregoing, at any time on or after the Closing Date, Buyer and its Affiliates, as applicable, shall be permitted to: (a) disclose the execution of this Agreement on their websites and otherwise in the ordinary course of business, (b) make announcements from time to time to its employees to facilitate the transactions contemplated hereby, and (c) following the issuance of the initial Public Announcement, discuss this Agreement and the transactions contemplated hereby in meetings, discussions, presentations and conference calls with investors and analysts without the prior written consent of any Party to the extent such meetings, discussions or conference calls do not otherwise disclose any material non-public terms of this Agreement or the transactions contemplated hereby not contained in a Public Announcement.
7.2Expenses. Except as otherwise provided in this Agreement, each Party will pay its own expenses and costs incurred in connection with the negotiation, authorization, execution, delivery and performance of this Agreement.
7.3Tax Matters.
(a)Allocation of Taxes. In the case of a taxable period beginning on or before and ending after the Closing Date (a “Straddle Period”), the determination of Taxes for the portion of the Straddle Period ending on and including the Closing Date, and the portion of the Straddle Period which falls after the Closing Date, shall be made by assuming that the Straddle Period consisted of two taxable periods, one of which ended at the close of business on the Closing Date and the other of which began at the beginning of the date following the Closing Date. Taxes based on transactions, receipts, sales, use, transfer, withholding, payroll, income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two periods on a closing of the books basis as of the close of business on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable periods on a daily basis. For any other Tax liability for a Straddle Period, such Tax shall be allocated on a per diem basis.
(b)Tax Returns.
(i)The Seller Representative shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns of the Company for Pass-Through Income Taxes for any Pre-Closing Tax Period and the Sellers shall pay any Taxes due with respect to the income reported on any such Tax Return. No later than thirty (30) days prior to the due date (including extensions properly obtained), the Seller Representative shall provide a draft of each such Tax Return to Buyer for Buyer’s review and comment and the Seller Representative shall consider in good faith any reasonable comments timely provided by Buyer.
(ii)Buyer shall (i) cause to be prepared all Tax Returns, other than those prepared by the Seller Representative pursuant to Section 7.3(b)(i), required to be filed by the Company for any taxable period ending on or before the Closing Date which have not been filed prior to the Closing and for any Straddle Period, and (ii) pay all Tax liabilities shown by such Tax Returns to be due. Any such Tax Return shall be prepared in a manner consistent with past practice of the Company (unless otherwise required by applicable Law). Buyer shall provide a draft of each such income and other material Tax Return to the Seller Representative

US 255615105v18

for the Seller Representative’s review and reasonable comment no later than twenty (20) days prior to the due date (including any extension properly obtained) with respect to income Tax Returns, or as soon thereafter as reasonably practicable (but in no event less than five (5) Business Days prior to the due date) for non-income Tax Returns. Buyer shall consider in good faith any reasonable comments timely provided by the Seller Representative to such Tax Returns. In addition, no later than five (5) days prior to the due date thereof, the Sellers shall remit to Buyer the portion of any Pre-Closing Taxes set forth on the Tax Returns prepared pursuant to this Section 7.3(b)(ii) that are allocable to the Pre-Closing Tax Period, net of any amounts already taken into account in the Purchase Price (including in the determination of Closing Date Indebtedness, Closing Date Transaction Expenses or Closing Working Capital), and Buyer shall timely remit any Taxes shown as due and owing thereon.
(c)Cooperation. After the Closing, the Sellers, the Seller Representative, the Company and Buyer shall provide each other with such assistance as may be reasonably requested in connection with the preparation or filing of any Tax Return pursuant to this Section 7.3, any audit or other examination by any Taxing Authority or any judicial or administrative proceeding relating to liability for Taxes of the Company. Such assistance shall include the provision of records and information which are reasonably relevant to such Tax Return, audit or other examination or proceeding. The Party requesting assistance hereunder shall reimburse the other for any reasonable out-of-pocket expenses incurred in providing such assistance.
(d)Tax Claims.
(i)If notice of any Tax audit, examination, litigation, action or other proceeding with respect to Taxes or Tax Returns of the Company (“Tax Claim”) is received by any Party for which another Party may reasonably be expected to be liable under ARTICLE 8, the notified Party shall promptly notify such other Party in writing of such Tax Claim; provided, however, that the failure of the notified Party to give the other Party notice as provided herein shall not relieve such other Party of its obligations under ARTICLE 8, except to the extent that the other Party is actually and materially prejudiced thereby.
(ii)The Seller Representative shall have the right to elect to control the defense, at the Sellers’ sole cost and expense, of those Tax Claims relating solely to a taxable period that ends on or prior to the Closing Date; provided, however, that (i) within ten (10) Business Days of the Seller Representative’s receipt of notice of any such Tax Claim, the Seller Representative shall promptly notify Buyer in writing of its intention to control such Tax Claim, (ii) Buyer shall have the right (but not the duty) to participate (to the extent permitted by Law) in such Tax Claim and to employ counsel separate from the counsel employed by the Seller Representative at Buyer’s sole cost and expense, (iii) the Seller Representative shall (A) keep Buyer reasonably informed with respect to the status of such Tax Claim and (B) provide copies to Buyer of any material and relevant written correspondence or other submissions received from a Taxing Authority with respect to such Tax Claim, , (iv) the Sellers’ shall, if applicable, cause the “partnership representative” (or designee thereof) of the Company within the meaning of Section 6223(a) of the Code (or any similar provision of state, local or non-U.S. Laws), for any Pre-Closing Tax Period that is the subject of a Tax Claim, to make a “push-out” election under Section 6226 of the Code (or any similar provision of state, local or non-U.S. Laws) with respect to any partnership adjustments as a result of such Tax Claim; and (v) such Tax Claim may not be settled, compromised or resolved without Buyer’s prior written consent (which such consent shall not be unreasonably conditioned, withheld or delayed).
(iii)Buyer shall be entitled to control any Tax Claim that the Seller Representative declines to control (or is not entitled to control) pursuant to this Section 7.3(d).

US 255615105v18

(iv)Solely with respect to those Tax Claims relating to a Straddle Period, (i) the Seller Representative shall have the right (but not the duty) to participate (to the extent permitted by Law) in such Tax Claim and to employ counsel separate from the counsel employed by Buyer, at the Sellers’ sole cost and expense, (ii) Buyer shall (A) keep the Seller Representative reasonably informed with respect to the status of such Tax Claim and (B) provide copies to the Seller Representative of any material and relevant written correspondence or other submissions received from a Taxing Authority with respect to such Tax Claim; and (iii) such Tax Claim may not be settled, compromised or resolved without Seller Representative’s prior written consent (which such consent shall not be unreasonably conditioned, withheld or delayed).
(v)In the event of a conflict between this Section 7.3(d) and Section 8.3, this Section 7.3(d) shall control.
(e)Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) including charges for or in connection with the recording of any instrument or document as provided in this Agreement payable in connection with the transfer of Company Interests as contemplated by this Agreement (collectively, “Transfer Taxes”), shall be borne and paid 50% by the Sellers and 50% by Buyer when due. The Party required by applicable Law shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes (and the other Parties shall cooperate with respect thereto as necessary).
(f)Termination of Existing Tax Sharing Agreements. The Sellers shall terminate or cause to be terminated any and all existing Tax sharing agreements (whether written or not, but excluding any commercial agreement the principal purpose of which does not relate to Taxes) binding upon the Company as of the Closing Date. After Closing, the Company shall not have any further rights or liabilities thereunder.
(g)Tax Treatment. The Parties acknowledge and agree to treat for U.S. federal and applicable state and local income tax purposes, the sale by the Sellers, and the purchase by Buyer, of the Company Interests, pursuant to Revenue Ruling 99-6, 1999-1 CB 432, Situation 2 as (i) with respect to the Sellers, a sale of partnership interests in which any gain or loss recognized is reported in accordance with Sections 741 and 751 of the Code and (ii) with respect to Buyer, as a taxable asset purchase by Buyer of all of the assets of the Company (collectively, the “Intended Tax Treatment”). Unless otherwise required by a “determination” as defined in Section 1313 of the Code, the Company, the Sellers and Buyer and their respective Affiliates shall treat and report the transactions described in this Agreement for any U.S. federal or applicable state or local income tax purposes consistently with the Intended Tax Treatment and not take any tax actions or positions inconsistent with the Intended Tax Treatment.
(h)Tax Refunds. Buyer or its Affiliate shall pay, or cause to be paid, to the Sellers any refund received (whether by payment, credit, offset or otherwise) by it or any of its Affiliates (including the Company) in respect of (i) any Taxes for which the Sellers are liable under this Agreement or (ii) which were taken into account in the Purchase Price (including in the determination of Closing Date Indebtedness, Closing Date Transaction Expenses or Closing Working Capital), net of any reasonable out-of-pocket costs (including Taxes) incurred by Buyer or its Affiliate in obtaining the refund within 30 days after receipt of such refund (or in the case of a credit, within 30 days after the date the Tax Return that reflects such credit is filed). If any refund or credit (or any portion thereof) for which Sellers have received payment under this Section 7.3(h) is subsequently disallowed, reduced, or required to be repaid to a Taxing Authority (including as a result of audit, examination, or other proceeding), then Sellers shall, within 30 days after notice from Buyer, pay to Buyer an amount equal to the amount actually repaid or forfeited by Buyer, the Company or any of their Affiliates in respect of such disallowed or reduced refund or credit, plus any reasonable out-of-pocket costs and expenses (including

US 255615105v18

interest and penalties) actually imposed by the Taxing Authority and actually paid in connection therewith.
(i)Actions Relating to Pre-Closing Periods. Unless otherwise required by applicable Law, Buyer shall not, and shall not permit or cause any of its Affiliates (including the Company) to, (i) amend any Tax Return filed by the Company for any period beginning on or prior to the Closing Date, (ii) file any Tax Return of the Company for any period beginning on or prior to the Closing Date in a jurisdiction where the Company did not file a Tax Return for a prior period, (iii) make or change any Tax election of or with respect to the Company that has retroactive effect to any period beginning on or prior to the Closing Date, (iv) change any method of accounting of the Company for any period beginning on or prior to the Closing Date, (v) file any private letter ruling or similar request with respect to Taxes or Tax Returns of the Company for any period beginning on or prior to the Closing Date, or (vi) initiate any voluntary disclosure or similar process with respect to the Company for any period beginning on or prior to the Closing Date, in each case without Seller Representative’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed).
7.4Access to Books and Records. After the Closing Date, and until the seventh (7th) anniversary of the Closing Date, in order to facilitate the resolution of any claims made against or incurred by Buyer or the Sellers, as the case may be (other than claims by Buyer against the Sellers or the Sellers against Buyer), each Party will permit the other to have access to the books and records in its possession relating to the Company and its operations prior to the Closing and to make copies of them upon the following conditions: (i) the requesting Party providing notice to the other which sets forth a reasonable request for access to the records, and which states the reason for the request for access and (ii) the access being at such times and on such other reasonable conditions appropriate to avoid any material interference with the other Party’s business operations. No Party shall be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 7.4 where such access would violate any applicable Law.
7.5Director and Officer Indemnification.
(a)For a period of six years following the Closing, Buyer and their Affiliates shall cause the Company to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provided by the Company’s Governing Documents and applicable to each Person who is now, or has been at any time prior to the date of this Agreement, a director, manager or officer of the Company (collectively, the “Company Indemnified Parties”), subject to applicable Laws; provided, however, that nothing in this Section 7.5(a) shall require indemnification for any acts or omissions constituting fraud, bad faith, willful misconduct, or knowing violations of Law (or such other standard as is set forth in the Company’s Governing Documents or applicable Law).
(b)At or prior to the Closing the Company shall obtain “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors or managers and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The cost of the D&O Tail Policy shall be paid by the Sellers and shall constitute a Transaction Expense. Buyer will not take, and will not allow any of its Affiliates (including the Company) to take, any action that would terminate or otherwise adversely affect the D&O Tail Policy during the time such D&O Policy is in effect.
(c)The obligations under this Section 7.5 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Company Indemnified Party (or any other Person who is a beneficiary under the D&O Tail Policy (and their heirs and

US 255615105v18

representatives)) without the prior written consent of such affected Company Indemnified Party or other Person who is a beneficiary under the D&O Tail Policy (and their heirs and representatives). Each of the Company Indemnified Parties or other Persons who are beneficiaries under the D&O Tail Policy (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.5, with full rights of enforcement as if a party thereto. The rights of the Company Indemnified Parties (and other Persons who are beneficiaries under the D&O Tail Policy (and their heirs and representatives)) under this Section 7.5 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the Company’s Governing Documents.
7.6Releases and Termination of Certain Duties and Obligations.
(a)Effective as of the Closing, each Seller, on behalf of itself and its heirs, successors and assigns, hereby releases and forever discharges Buyer, its Affiliates and subsidiaries, and the Company and all of their respective directors (or equivalent), acting in such capacity (collectively, the “Releasees”) from any and all manner of action or actions, cause or causes of action, in law or in equity suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs, attorneys’ fees or expenses of any nature whatsoever, known or unknown, or fixed or contingent (the “Claims”), which the Seller now has or may hereafter have against the Releasees, or any of them, with respect to the period prior to the Closing, arising in connection with the Company or any securities of the Company, except for Claims with respect to (a) indemnification rights granted to managers and officers of the Company, to the extent that the Seller was in the capacity as a manager or officer of the Company, under (i) the provisions of the Governing Documents of the Company, or (ii) in any Contract or rights as a third party beneficiary under any indemnification agreement to which the Company is a party, (b) rights under any applicable policy of directors’ and officers’ insurance maintained by the Company, to the extent that the Seller was in the capacity as a director or officer of the Company (including the D&O Tail Policy), (c) rights granted to the Seller pursuant to this Agreement or the Ancillary Documents or in connection with the transactions contemplated hereby or thereby, and (d) any claim which may not be waived as a matter of applicable Law. The Seller acknowledges and agrees that $100 of the Purchase Price that is payable to the Seller is consideration for the releases set forth in this Section 7.6(a).
(b)Effective as of the Closing, each Seller, on behalf of itself and its Affiliates, heirs, successors and assigns, hereby irrevocably and unconditionally releases and forever discharges each other Seller and their respective Affiliates, officers, directors, managers, members, employees, agents, successors and assigns from any and all Claims of any kind whatsoever, whether known or unknown, that such Seller now has, has ever had, or may hereafter have against any other Seller, arising at any time prior to the Closing Date, including any Claims arising under, related to, or in connection with (i) the Operating Agreement of the Company, (ii) any restrictive covenants, non-competition agreements, or similar provisions contained in the Operating Agreement or any other agreement, (iii) the management, operation, or governance of the Company, or (iv) such Seller’s ownership interest in the Company. Each Seller acknowledges and agrees that the consideration payable to such Seller under this Agreement includes consideration for this mutual release.
(c)Effective as of the Closing, any and all duties, obligations, restrictions, and covenants of any kind owed by the Minority Sellers to the Company, any other Seller, or any Affiliate of the foregoing under the Operating Agreement of the Company, any employment agreements, restrictive covenant agreements, confidentiality agreements, or any other agreements entered into prior to the date of this Agreement (other than this Agreement and the Ancillary Documents) shall automatically terminate and be of no further force or effect, and the Minority Sellers shall have no continuing obligations to the Company or any other Seller following the Closing Date, except as expressly set forth in this Agreement and the Ancillary Documents.

US 255615105v18

7.7Employee Matters.
(a)For a period of twelve (12) months following the Closing, Buyer shall cause the Company and, if applicable, shall cause each their respective Affiliates to, arrange for the participants in any Employee Plans who continue as an employee of the Company (or a dependent of any such employee) (each, a “Participant”) to be provided with benefits that, in Buyer’s discretion, are at substantially similar levels in the aggregate to the benefits in the Employee Plans as of the Closing or to the benefits provided by Buyer to its employees generally (excluding the Participants) who are similarly situated to the Participants (with the comparison of benefits excluding any equity or equity-based awards, cash incentive awards, retiree welfare benefits, deferred compensation and defined benefit plans). With respect to each benefit plan, program, practice, policy or arrangement maintained by Buyer following the Closing Date and in which any of the Participants participate (the “Buyer Plans”), service with the Company shall be treated as service with Buyer for purposes of determining eligibility to participate (provided that no retroactive contributions will be required) and vesting under such benefits (but not for purposes of accrual of benefits other than determining the level of vacation pay accrual), except where doing so would result in a duplication of benefits. Buyer shall take commercially reasonable actions to cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements for any medical plan to be waived with respect to such Participants (to the extent that such conditions, limitations, waiting periods or other requirements would have been waived or satisfied under the analogous Employee Plans) and shall take commercially reasonable action to provide Participants with credit for any co-payments, deductibles, coinsurance and offsets made during the plan year which includes the Closing Date for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements for such benefits in which they are eligible to participate after the Closing Date.
(b)Following the Closing, for each Participant, Buyer shall arrange for the Company’s, Buyer’s or their Affiliates’ (as applicable) vacation pay policy, sick leave policy and paid time off policy (as the same may be amended, modified or restated from time to time) to be applied to each such employee.
(c)This Section 7.7 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 7.7, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.7. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, and nothing contained herein shall prohibit Buyer, the Company or their Affiliates from amending or terminating any employee benefit program or Buyer Plan. The Parties acknowledge and agree that the terms set forth in this Section 7.7 shall not create any right in any employee of the Company or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or to any compensation or benefits of any nature or kind whatsoever.

ARTICLE 8INDEMNIFICATION
8.1Indemnification.
(a)By PSG Holdings. PSG Holdings will indemnify, defend and hold Buyer, its Affiliates (including the Company), and each of their respective stockholders, members, directors, managers, officers, employees, agents, successors in interest, assigns and representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified

US 255615105v18

Parties”), harmless as provided in this ARTICLE 8 as to any Loss incurred or suffered by any such party to the extent a Loss arises out of or results from any of the following:
(i)Any inaccuracy in or breach of any of the representations and warranties set forth in ARTICLE 4 (other than the Company Fundamental Representations).
(ii)Any inaccuracy in or breach of any of the Company Fundamental Representations or the representations and warranties set forth in ARTICLE 5.
(iii)Any breach by any Seller of, or any failure by any Seller to comply with, any of its covenants or obligations under this Agreement.
(iv)(A) all Taxes of the Sellers (or any other member of the Company or any Seller with respect to the Company) with respect to any taxable period; (B) all Pre-Closing Taxes; (C) all Taxes of any Person (other than the Company) imposed on the Company under any Tax sharing agreement (other than any commercial agreement the principal purpose of which does not relate to Taxes) entered into prior to Closing; (D) all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, as a result of an event or transaction occurring before the Closing; (E) any Taxes of any Person (other than the Company) for which the Company is liable under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. income Tax law) by reason of the Company being included in any consolidated, affiliated, combined or unitary group prior to Closing; and (F) 50% of all Transfer Taxes, in each case other than Taxes taken into account in the Purchase Price (including in the determination of Closing Date Indebtedness, Closing Date Transaction Expenses or Closing Working Capital).
(v)Arising out of or attributable to any Fraud of any Seller.
(vi)Arising out of or attributable to any claim made by any Seller, or any former equityholder of the Company, (or any Person claiming to be an equityholder of the Company or former equityholder of the Company) that all or any portion of the Purchase Price received (or not received) by such Person is less than the portion of the Purchase Price to which such Person is entitled under the organizational documents of the Company, any agreement or instrument between Company or the Sellers and such holder (or alleged holder) in respect of such Person’s equity, or applicable Law.
(vii)Arising out of the Company’s failure to comply with requirements under the Service Contract Labor Standards.
(viii)Arising out of or relating to any payments that become due and payable following the Closing under Sunflower Loan 1 or Sunflower Loan 2, including pursuant to any guaranty provided by the Company in connection therewith.
(b)By Buyer. Buyer will indemnify, defend and hold the Sellers, their respective Affiliates and the Sellers and their Affiliates’ respective stockholders, members, directors, managers, officers, employees, agents, successors in interest, assigns and representatives (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) harmless as provided in this ARTICLE 8 as to any Loss incurred or suffered by any such party to the extent a Loss arises out of or results from any of the following:
(i)any inaccuracy in or breach of any of the representations and warranties set forth in ARTICLE 6 (other than the Buyer Fundamental Representations).

US 255615105v18

(ii)any inaccuracy in or breach of the Buyer Fundamental Representations.
(iii)any breach by Buyer of, or any failure by Buyer to comply with, any of its covenants or obligations under this Agreement.
(iv)any breach by the Company of, or any failure by the Company to comply with, any of its covenants or obligations under this Agreement to the extent such covenants or obligations were required to be performed following the Closing.
(v)arising out of or attributable to any Fraud of Buyer.
(c)For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, none of Buyer nor its Affiliates (including, following the Closing, the Company) shall have any liability to any Seller Indemnified Party with respect to payments made to or by the Sellers as directed by the Seller Representative.
8.2Certain Limitations.
(a)Liability Basket. PSG Holdings will only be required to defend or indemnify a Buyer Indemnified Party for Losses under Section 8.1(a)(i) with respect to any individual claim (or series of related claims) in excess of ten thousand dollars ($10,000) (the “Mini Basket”), and then only to the extent that the aggregate amount of the agreed to or adjudicated indemnification claims against them exceeds an aggregate liability basket of fifty thousand dollars ($50,000.00) (the “Basket”). If and when agreed to or adjudicated indemnification claims against PSG Holdings for Losses under Section 8.1(a)(i) have, in the aggregate, exceeded the Basket, Buyer Indemnified Parties shall be entitled to indemnification against all such claims in excess of the Basket; provided, however, that no individual claim (or series of related claims) shall be counted toward the Basket unless it exceeds the Mini Basket. Notwithstanding anything to the contrary herein, the limitation in this Section 8.2(a) shall not apply to any Loss arising from or attributable to breaches of Section 4.10 (the “Tax Representations”) or Fraud.
(b)Time Limitation. (i) The representations and warranties of the Seller Parties in ARTICLE 4 (other than the Tax Representations and the Company Fundamental Representations) and the representations and warranties of the Buyer in ARTICLE 6 (other than the Buyer Fundamental Representations) shall survive the Closing and continue until 11:59 p.m. Eastern Time on the date that is the eighteen (18) month anniversary of the Closing Date; (ii) the Company Fundamental Representations, the representations and warranties of Sellers in ARTICLE 5 and the Buyer Fundamental Representations shall survive and continue until the sixth (6th) anniversary of the Closing Date; (iii) the rights of the Buyer Indemnified Parties or the Seller Indemnified Parties, to be indemnified pursuant to Section 8.1(a)(iii) or Section 8.1(b)(iii) and Section 8.1(b)(iv), respectively, with respect to any breach of the covenants and agreements set forth in this Agreement which by their terms are to be performed or complied with following the Closing shall survive until the date that is sixty (60) days following the expiration of the Applicable Statute of Limitations; provided, however, that the Sellers’ obligations pursuant to Section 7.1(a) shall survive in perpetuity, (iv) the rights of the Buyer Indemnified Parties to be indemnified pursuant to Sections 8.1(a)(iv) through 8.1(a)(vi) or for breaches of the Tax Representations, and the rights the Seller Indemnified Parties to be indemnified pursuant to Section 8.1(b)(v) shall survive until sixty (60) days following the expiration of the Applicable Statute of Limitations (as defined below), (v) the rights of the Buyer Indemnified Parties to be indemnified pursuant to Section 8.1(a)(vii) shall survive until 11:59 p.m. Eastern Time on the date that is the thirty six (36) month anniversary of the Closing Date, and (vi) the rights of the Buyer Indemnified Parties to be indemnified pursuant to Section 8.1(a)(viii) shall survive until

US 255615105v18

the date that all obligations of the Company and its Affiliates with respect to Sunflower Loan 1 and Sunflower Loan 2 have been released (the expiration of each period in (i)-(vi) above, the “Notice Date”). Additionally, neither PSG Holdings, on the one hand, nor Buyer on the other hand, will be required to indemnify or defend another Party pursuant to Section 8.1(a) or Section 8.1(b) unless the party claiming the right to be indemnified gives notice to the Indemnifying Party of facts which it in good faith believes constitute a reasonable basis for indemnification on or before the applicable Notice Date. For the avoidance of doubt, the Parties hereby agree and acknowledge that the survival periods set forth in this Section 8.2(b) are contractual statute of limitations and any claim brought by any Indemnified Party pursuant to this ARTICLE 8 must be brought or filed prior to the expiration of the applicable survival period. Notwithstanding the foregoing, when one or more claims for indemnification is made with respect to this ARTICLE 8 during the time period set forth herein, such period shall be extended with until all such Pending Indemnity Claims (as defined herein) are finally resolved and all indemnification obligations hereunder for such claims are satisfied in full.
(c)Cap; Order of Recovery.
(i)Subject to the other terms and conditions of this ARTICLE 8, the aggregate amount of Losses for which a Buyer Indemnified Party shall be entitled to indemnification pursuant to Section 8.1(a)(i) (other than for claims for breach of the Tax Representations or Fraud) shall not exceed the Indemnity Escrow Fund. A Buyer Indemnified Party may recover for such Losses solely from the portion of the Indemnity Escrow Fund remaining that has not been applied to payment owed by a Seller or disbursed pursuant to the terms hereof.
(ii)The aggregate amount of Losses for which a Buyer Indemnified Party shall be entitled to indemnification pursuant to Sections 8.1(a)(ii) through 8.1(a)(viii) shall not exceed the sum of: (i) the Final Closing Amount actually received by the Sellers; and (ii) the aggregate amount of the Earnout Payments earned (the “Cap”). To the extent that PSG Holdings has an indemnification obligation to a Buyer Indemnified Party that has been finally determined in accordance with this ARTICLE 8, except as set forth in Section 8.2(c)(i), such obligation will be satisfied in the following order, (w) first, from the Indemnity Escrow Fund, (x) second, by exercise of its Set-Off Rights in accordance Section 8.2(f), (y) finally from PSG Holdings directly.
(iii)Notwithstanding anything to the contrary contained herein, the limitations set forth in this Section 8.2(c) shall not apply to any Losses incurred or sustained by, or imposed upon, a Buyer Indemnified Party arising out of claims for Fraud.
(d)Materiality. Notwithstanding anything to the contrary in this Agreement for purposes of determining a breach and the amount of Losses that are the subject matter of a claim for indemnification under this ARTICLE 8, all of the representations and warranties set forth in this Agreement that are qualified by materiality, material adverse effect or words of similar import or effect will be deemed to have been made without any such qualification.
(e)Indemnity Escrow Release. Within two (2) Business Days following the 18-month anniversary of the Closing Date (the “Indemnity Escrow Release Date”), Buyer and Seller Representative shall deliver joint written instructions to the Escrow Agent to disburse the amount by which the Indemnity Escrow Fund (if any remain at such date) exceeds the total amount of validly asserted outstanding claims for Losses that have been asserted by Buyer Indemnified Parties against PSG Holdings prior to the Indemnity Escrow Release Date in accordance with the terms of this ARTICLE 8 that have not yet been resolved (each, a “Pending Indemnity Claim”) to PSG Holdings. Following the Indemnity Escrow Release Date, if a Pending Indemnity Claim is finally resolved, within five (5) Business Days after the final

US 255615105v18

resolution of such Pending Indemnity Claim, Buyer and Seller Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (i) disburse to any Buyer Indemnified Party from the Indemnity Escrow Fund all amounts payable to such Buyer Indemnified Party in respect of such Pending Indemnity Claim and (ii) disburse to PSG Holdings from the Indemnity Escrow Fund an amount equal to the amount by which the remaining Indemnity Escrow Fund, after payment of the amounts in clause (i) to the Buyer Indemnified Parties, if any, exceeds the aggregate amount of all other Pending Indemnity Claims (if any).
(f)Set-Off Rights. To the extent that one or both of the Earnout Payments are or become due and payable but have not yet been fully paid pursuant to the terms of this Agreement, Buyer shall have the right to retain from such Earnout Payments (i) any amounts finally determined to be owed (but unsatisfied) to the Buyer Indemnified Parties in respect of their indemnification rights under this ARTICLE 8 and (ii) any amounts that are subject to pending claims that have been properly asserted by a Buyer Indemnified Party in good faith pursuant to this ARTICLE 8 and remain pending and unresolved at the time such Earnout Payment(s) would otherwise be payable (Buyer’s set-off rights under this Section 8.2(f) shall be referred to as the “Set-Off Rights”); provided that Buyer shall pay to PSG Holdings any of such amounts that are finally determined not to be owed to the Buyer Indemnified Parties in respect of their indemnification rights under this ARTICLE 8 promptly following such determination, and provided further, that the exercise of such Set-Off Rights by Buyer in good faith and in accordance with this Section 8.2(f) will not constitute a breach by Buyer of this Agreement or any other Ancillary Document.
(g)Mitigation. Each Indemnified Party shall use commercially reasonable efforts to mitigate and minimize any Losses for which indemnification is sought under this ARTICLE 8. In determining the amount of any indemnifiable Losses, such Losses shall be reduced by all amounts actually recovered or reasonably recoverable by the Indemnified Party through mitigation efforts, including from insurance, third parties, contractual rights, or other sources, net of reasonable out-of-pocket costs incurred in obtaining such recovery.
(h)Minority Sellers. Notwithstanding anything to the contrary in this Agreement, including the joint and several nature of the representations and warranties in ARTICLE 4, the maximum aggregate liability of each Minority Seller arising out of or related to this Agreement, whether for breach of representations and warranties, covenants, indemnification obligations, or otherwise, except in the case of Fraud by a Minority Seller, shall not exceed such Minority Seller’s Pro Rata Portion of the Indemnity Escrow Amount. Except in the case of Fraud by a Minority Seller, Buyer shall look solely to (i) the applicable Minority Seller’s Pro Rata Portion of the Indemnity Escrow Amount and (ii) PSG Holdings (in accordance with the terms of this ARTICLE 8), for satisfaction of any claims under this Agreement, and Buyer hereby waives any right to pursue the Minority Sellers for any amounts in excess of their respective Pro Rata Portions of the Indemnity Escrow Amount, as applicable. For the avoidance of doubt, nothing in this Section 8.2(h) limits Buyer’s right to receive all or any portion of the Adjustment Escrow Amount in accordance with the terms of Section 2.3.
8.3Right to Contest.
(a)Third Party Claims. In addition to the deadline set forth in Section 8.2(b) for giving notice of facts constituting a basis for indemnification, the Indemnified Party, as to any matter that is based upon a claim by a Person not a Party to this Agreement (“Third-Party Claim”) will undertake in good faith to give prompt written notice (and in no event more than ten Business Days after becoming aware of a Third-Party Claim) of any such claim to the Indemnifying Party describing the nature of the claim, the factual and legal basis therefor (to the extent then known), and the estimated amount of Losses reasonably expected to result therefrom (to the extent then known); provided, however, that a failure to provide such prompt written

US 255615105v18

notice pursuant to the foregoing sentence will not prejudice any right to indemnification under this Agreement for a claim otherwise made in accordance with Section 8.2 except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party alone shall be entitled to conduct and control the defense of such Third-Party Claim provided the Indemnified Party (i) conduct the defense of such Third-Party Claim in good faith utilizing competent counsel, (ii) keep the Indemnifying Party reasonably informed as to the status, incurred and expected costs and other material information (including, to the extent consistent with confidentiality obligations and with the preservation of all applicable privileges, defense strategy and copies of relevant documents and records) related to the defense of such Third-Party Claim, and (iii) consider in good faith any reasonable requests or input from the Indemnifying Party regarding defense or settlement strategies.
(b)Settlement of Third Party Claims. The Indemnified Party shall not be entitled to be indemnified or held harmless under this ARTICLE 8 for such Third-Party Claim if Indemnified Party settles such Third-Party Claim without the prior written consent of the Indemnifying Party (it being agreed that the Indemnifying Party shall not unreasonably withhold, condition or delay such consent); provided, that no consent of the Indemnifying Party shall be required for the settlement of any Third-Party Claim to the extent such settlement is limited to equitable relief that is not binding on the Indemnifying Party and does not require the payment of any monies by the Indemnifying Party. The Indemnifying Party shall provide such reasonable cooperation and participation in settlement efforts as may be reasonably requested by the Indemnified Party.
(c)Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party has been materially prejudiced thereby. The Indemnifying Party shall have 45 days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 45-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
8.4Survival. The representations, warranties, covenants and agreements made in this Agreement will survive the Closing to the extent provided in Section 8.2(b) above.
8.5Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.
8.6Right of Contribution. Sellers shall not have any right of contribution against the Company with respect to any breach by any Seller or the Company of any of their respective representations, warranties, covenants or agreements set forth in this Agreement.
8.7Statute of Limitations. The Parties hereto acknowledge and agree that the statute of limitations for claims arising hereunder (other than claims pursuant to (i) Section 8.1(a)(iii) with respect to a breach of Section 7.1(a) and (ii) Section 8.1(a)(iv)) shall be six years (the “Applicable Statute of Limitations”). The Applicable Statute of Limitations for claims pursuant to Section 8.1(a)(iii) with respect to a breach of Section 7.1(a) and Section 8.1(a)(iv) shall be the longest statute of limitations applicable thereto.
8.8Indemnification as Sole Remedy. The sole and exclusive remedy available to a Party with respect to any and all claims arising out of or otherwise relating to this Agreement shall be the indemnifications provided for under this ARTICLE 8; provided, however, that nothing in this Section 8.8 shall (a) preclude a Party from bringing an action for, or limit a Party’s recovery with respect to, claims based on Fraud, or (b) preclude a Party from bringing an action for specific performance in accordance with Section 9.5. Without limiting the foregoing,

US 255615105v18

each of the Parties acknowledges that, except with respect to Fraud, neither it nor any other Indemnified Party will have any remedy after the Closing for any breach of any representation, warranty, covenant or agreement set forth in this Agreement, except as expressly provided in this ARTICLE 8.
8.9Insurance Proceeds and Other Recoveries. The amount of Losses recoverable by an Indemnified Party pursuant to this ARTICLE 8 with respect to a claim for indemnification shall be reduced by (a) the net amount of insurance proceeds actually recovered by such Indemnified Party with respect to the Losses to which such claim for indemnification specifically relates (net of any applicable costs and expenses (including reasonable attorneys’ and accountants’ fees) of recovery or collection thereof, and Taxes) and (b) any indemnity or contribution amounts actually received from third parties by an Indemnified Party or its Affiliates in connection with the matter giving rise to such Losses (net of any applicable costs and expenses (including reasonable attorneys’ fees) of recovery or collection thereof) (such net recoveries under clauses (a) and (b), “Net Recoveries”). If an Indemnified Party or any of its Affiliates actually receives a Net Recovery with respect to any Losses after an Indemnifying Party has actually made a payment to such Indemnified Party or its Affiliates with respect to such Losses, such Indemnified Party shall promptly pay over to the Indemnifying Party that amount, if any, that such Indemnifying Party would not have been required to pay to such Indemnified Party or its Affiliates if such Net Recovery had been received prior to such payment by the Indemnifying Party. For the avoidance of doubt, nothing in this Agreement shall obligate any Indemnified Party to make a claim under any applicable insurance policies or pursue recovery from any third party. No Losses may be claimed by any Indemnified Party under this ARTICLE 8 to the extent that such Losses are included in the calculation of any adjustment to the Purchase Price to the benefit of the Indemnified Party.
8.10No Double Recovery. No Indemnified Party shall be entitled to recover for the same Losses more than once under this ARTICLE 8 even though such Losses may have resulted from the breach of more than one of the representations, warranties or covenants, or be subject to any other indemnification obligation, in this Agreement.

ARTICLE 9MISCELLANEOUS.
9.1Notices. Each notice, communication, request, demand, claim, delivery or other communication required or permitted under this Agreement will be made in writing to the intended recipient at the address specified below and in one of the manners set forth in this Section 9.1, and will be deemed delivered (a) when delivered, if delivered personally; (b) on the next Business Day, if delivered by a nationally recognized overnight delivery service (for overnight delivery); or (c) when sent, if sent by e-mail prior to 6:00 p.m. Mountain Time on any Business Day or the next succeeding Business Day if sent by email at or after 6:00 p.m. Mountain Time or on any day other than a Business Day (assuming no “message undeliverable” or similar “bounce back” message is received).
If to the Sellers or
the Seller Representative:    Paige Goss
    1675 Larimer St Ste 623
    Denver, CO 80237
    Email: pgoss11@gmail.com

US 255615105v18

with a copy (which shall
not constitute notice to):    Holland & Hart LLP
                555 17th St UNIT 3200
                Denver, CO 80202
                Attention: Paige M. Coriden
                Email: PMCoriden@hollandandhart.com

if to Buyer or, after the
Closing, to the Company:    ClearanceJobs, LLC
    5745 Raccoon River Drive, Suite 200
    West Des Moines, IA 50266
    Attention: Jack Connolly
    Email: jack.connolly@dhigroupinc.com

with a copy (which shall
not constitute notice) to:    Arnold & Porter
1144 Fifteenth Street, Suite 3100
Denver, CO 80202
Attention: Ron Levine & Carlyn Williams
Email: Ron.Levine@arnoldporter.com
Carlyn.Williams@arnoldporter.com

9.2Assignment. No assignment or transfer by a Seller of its rights and obligations under this Agreement will be made by merger or other operation of law or otherwise except with the prior written consent of Buyer. No assignment or transfer by Buyer of its rights and obligations under this Agreement will be made by merger or other operation of law or otherwise except with the prior written consent of the Seller Representative (which may not be unreasonably withheld or delayed). Notwithstanding the foregoing, Buyer may transfer or assign: (a) any rights under this Agreement to any lender or other financing source; or (b) this Agreement or any right or obligation hereunder to any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, Buyer, at any time after the Closing, provided that Buyer, jointly and severally with its assignee, remains primarily liable for the full and timely performance of all of Buyer’s obligations under this Agreement. This Agreement is binding upon the Parties and their successors and assigns and inures to the benefit of the Parties and their successors and permitted assigns and, when appropriate to effect the binding nature of this Agreement for the benefit of the other Parties, or any other successor or assign.
9.3Severability. In the event that any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by Law; provided that any such reform or construction does not affect the economic or legal substance of this Agreement and the transactions contemplated hereby in a manner adverse to any Party and, if any such reform or construction does affect the economic or legal substance of this Agreement and the transactions contemplated hereby in a manner adverse to any Party, the Parties shall negotiate in good faith a replacement provision for such invalid, illegal or unenforceable provision which shall

US 255615105v18

accomplish the original intention of the Parties with respect to such provision to the greatest extent practicable.
9.4Integration; Amendment; Waiver. This Agreement, together with the Disclosure Schedules, the Ancillary Documents and the other agreements contemplated hereby and thereby, supersede all prior negotiations, agreements and understandings between the Parties as to their subject matter, constitute the entire agreement of the Parties as to their subject matter, and may not be altered or amended except in writing signed by Buyer and the Seller Representative. The failure of any Party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same; and no waiver by any Party of any provision (or of a breach of any provision) of this Agreement, whether by conduct or otherwise, in any one of more instances will be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement.
9.5Specific Performance. The Parties hereto acknowledge and agree that money damages may not be an adequate remedy to enforce the covenants, agreements and obligations of this Agreement and that each Party hereto may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce such covenants, agreements and obligations or prevent any violation hereof and, to the extent permitted by applicable Law, each Party hereto waives any objection to the imposition of such relief or any requirement for a bond.
9.6Governing Law. This Agreement and the other Ancillary Documents and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement and/or the other Ancillary Documents or the negotiation, execution or performance of this Agreement and/or the other Ancillary Documents (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement and/or the other Ancillary Documents), shall be governed by and construed in accordance with the substantive and procedural Laws of the State of Delaware, without giving effect to the conflict of laws principles thereof that might require the application of the laws of another jurisdiction.
9.7Consent to Jurisdiction, Etc. Each of the Parties hereto hereby irrevocably consents and agrees that any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Document (a “Legal Dispute”) shall be brought solely and exclusively in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware does not have jurisdiction over a particular Legal Dispute, the Delaware Superior Court’s Complex Commercial Litigation Division located in New Castle County, or if Delaware Superior Court’s Complex Commercial Litigation Division located in New Castle County does not have jurisdiction over a particular Legal Dispute, any other state court located within the State of Delaware (the “Delaware Courts”). The Parties hereto agree that, after a Legal Dispute is before a court as specified in this Section 9.7 and during the pendency of such Legal Dispute before such court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each of the Parties hereto hereby waives, and agrees not to assert, as a defense in any Legal Dispute, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such court or that its property is exempt or immune from execution, that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or proceeding is improper. Each Party hereto agrees that a final judgment in any action, suit or proceeding described in this Section 9.7 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
9.8Waiver of Jury Trial. TO THE EXTENT PERMITTED BY THE LAW OF THE DELAWARE COURTS, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF

US 255615105v18

ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of all Legal Disputes that may be filed in any court and that relate to the subject matter of the transactions contemplated by this Agreement, including Contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each Party hereto hereby acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each Party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.8 AND EXECUTED BY EACH OF THE PARTIES), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
9.9Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties, and, except as set forth in Section 7.5 and ARTICLE 8, no provision of this Agreement will be deemed to confer any remedy, claim or right upon any third Party, including any rights with respect to employment. Without limiting the generality of the foregoing, the Parties expressly confirm their agreement that the Buyer Indemnified Parties and Seller Indemnified Parties will also enjoy the benefits of indemnities made herein that are expressly stated to be in their favor. In this regard, the Parties agree that such Persons will have the right to enforce those provisions directly against the applicable Party that has agreed to provide such indemnities.
9.10Counterparts; Electronic Signatures. This Agreement, and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of electronic signature software, email, .pdf or other electronic transmission, will be treated in all manner and respects as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in Person. No Party hereto or to any such contract will raise the use of electronic signature software, email, .pdf or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of electronic signature software, email, .pdf or other electronic transmission as a defense to the formation of a contract and each such Party forever waives any such defense.

9.11Non-Recourse. All proceedings or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the Ancillary Documents, or the negotiation, execution or performance of this Agreement or the Ancillary Documents (including any representation or warranty made in or in connection with this Agreement or the Ancillary Documents or as an inducement to enter into this Agreement or the Ancillary Documents), may be made only against the entities that are expressly identified as parties hereto and thereto. No Person who is not a named party to this Agreement or the Ancillary Documents (the “Non-Party Affiliates”) shall have any liability (whether in Contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such Ancillary Document (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such Ancillary

US 255615105v18

Document (as the case may be) or the negotiation or execution hereof or thereof; and each party hereto waives and releases all such liabilities, proceedings and obligations against any such Non-Party Affiliates. The Non-Party Affiliates are expressly intended as third party beneficiaries of this provisions of this Agreement. For the avoidance of doubt, nothing is this Section 9.11 shall limit or restrict (i) the Buyer’s ability to bring claims against any Seller in respect of Fraud.
9.12Seller Representative.
(a)Appointment. As used in this Agreement, the term “Seller Representative” means PSG Holdings, or any Person appointed as a successor Seller Representative with the prior written consent of Buyer, such consent not to be unreasonably withheld. PSG Holdings hereby accepts its appointment as the initial Seller Representative. Effective upon Closing, without any further action by any other Person, the Seller Representative shall be appointed and constituted in respect of each Seller, as his, her or its agent, to act in his, her or its name, place and stead, as such Seller’s attorney-in-fact, as more fully set forth in Section 9.12(b). In the event a successor Seller Representative is required, for whatever reason, such successor shall be appointed by a majority of the Sellers.
(b)Authority. The Seller Representative shall be authorized, on behalf of the Sellers (i) to review the Closing Statement and discuss, negotiate, resolve and fully and finally settle on behalf of the Sellers any disputes with respect to the matters contemplated by Sections 2.2 and 2.3, (ii) to review the statement delivered by Buyer pursuant to Section 2.5(b) and discuss, negotiate, resolve and fully and finally settle on behalf of the Sellers any disputes with respect to the matters contemplated by Section 2.5, (iii) to take any action, including litigating, defending or enforcing any actions, and to make, deliver and sign any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or any Ancillary Document (an “Instrument”) which the Seller Representative determines in his, her or its discretion to be necessary, appropriate or desirable, and, in connection therewith (provided, however, if any individual Seller is named in such litigation, the Seller shall have the right to tender defense), (iv) to hire or retain, at the sole expense of the Sellers, such counsel, accountants, representatives and other professional advisors as it determines in its sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform its rights and obligations hereunder and (v) to receive all documents, certificates and notices and make all determinations on behalf of the Sellers required under this Agreement. A decision, act, consent or instruction of the Seller Representative shall constitute a decision of the Sellers, and shall be final, binding and conclusive upon the Sellers, as the case may be. Any Person receiving an Instrument from the Seller Representative shall have the right to rely in good faith upon such Instrument, and to act in accordance with the Instrument without independent investigation.
(c)No Liability of Seller Representative. Neither the Seller Representative nor any of the directors, officers, agents, employees or Affiliates of the Seller Representative, if applicable, shall be liable to any Seller or any other Person for any error of judgment, or any action taken, suffered or omitted to be taken by the Seller Representative in such capacity, under this Agreement, except in the case of the Seller Representative’s fraud, gross negligence or willful misconduct. The Seller Representative may consult with legal counsel, independent public accountants and other experts selected by the Seller Representative and shall not be liable to any Seller for any action taken or omitted to be taken by the Seller Representative in such capacity in good faith in accordance with the advice of such counsel, accountants or experts. Buyer may rely entirely on its dealings with, and notices to and from, the Seller Representative to satisfy any obligations it might have under this Agreement, the Ancillary Documents solely with respect to matters for which the Seller Representative is authorized to act in such capacity or otherwise to the Sellers.
(d)Indemnity; Costs and Expenses. Each Seller shall, only to the extent of and in proportion to the portion of the Purchase Price received by such Seller, indemnify and defend the Seller Representative and hold the Seller Representative harmless against any Losses

US 255615105v18

incurred without fraud, gross negligence or willful misconduct by the Seller Representative and arising out of or in connection with the acceptance, performance or administration of the Seller Representative’s duties under this Agreement. Any Losses, out-of-pocket costs or expenses incurred by or reasonably expected to be incurred by the Seller Representative in connection with the acceptance, performance and administration of its duties as the Seller Representative pursuant to this Agreement (including the hiring of legal counsel, accountants or auditors and other advisors pursuant to the terms of this Agreement but excluding any of the foregoing arising out of the Seller Representative’s fraud, gross negligence or willful misconduct) and all fees payable hereunder to the Seller Representative by the Sellers, shall be paid by recourse directly to the Sellers (in proportion to the portion of the Purchase Price received by such Seller).
9.13Representation and Privilege Matters.
(a)Buyer, on behalf of itself and its Affiliates (i) acknowledges that Holland & Hart LLP has represented the Company in connection with the transactions contemplated by this Agreement and the Ancillary Documents and as to: (A) all communications to the Company or any Seller and work product of Holland & Hart LLP, together with all written or other materials prepared by Holland & Hart LLP consisting of, containing, summarizing or embodying such communications and work product, and (B) all communications from the Company or its representatives, to Holland & Hart LLP, in each case that relate to this Agreement or the Ancillary Documents, the transactions contemplated hereby and thereby and all documents delivered at the Closing by the Company (collectively, the “Privileged Materials”), effective upon the Closing, the Company shall, without the necessity of further documentation of transfer, be deemed to have irrevocably assigned and transferred to the Sellers, on behalf of the Company, Privileged Materials (including the attorney-client privilege and expectation of client confidence with respect thereto), (ii) agrees that the Seller Representative shall have control over the exercise of the attorney-client privilege held by the Company as a result of the representation of the Company prior to the Closing Date by Holland & Hart LLP solely as such representation related to the preparation and negotiation of the Privileged Materials and (iii) agrees that after the Closing Date, none of Buyer, the Company nor any of their Affiliates will knowingly waive the attorney-client privilege belonging to the Company, if any, to the extent relating to the Privileged Materials or intentionally disclose the content of communications or work product prepared by Holland & Hart LLP or communicated by the Company to Holland & Hart LLP, in each case to the extent related to such Privileged Materials, to any Person, without the express written consent of the Seller Representative. Notwithstanding the foregoing, in the event a dispute arises between Buyer or the Company, on the one hand, and a Person other than a Seller or the Seller Representative (in its capacity as such), on the other, after the Closing, the Company may assert the attorney/client privilege to prevent disclosure of Privileged Materials to such Person.
(b)The Parties further intend that each of the Sellers and the Seller Representative has the right, if it so chooses, to have the benefit of representation by Holland & Hart LLP in connection with post-Closing matters to the extent related to the preparation and negotiation of the Privileged Materials. Accordingly, Buyer (i) agrees that this Agreement will constitute consultation with respect to the potential conflict of interest that Holland & Hart LLP may have as a result of its representation of the Company in connection with the preparation and negotiation of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby, (ii) confirms that it understands the risks associated with potential conflicts of interest and that it has alternatives to waiving the potential conflict (including refusing to waive the potential conflict or declining to engage in the matter giving rise to the potential conflict), and (iii) consents to Holland & Hart LLP’s representation, if requested, of the Sellers and the Seller Representative in connection with matters relating to the preparation and negotiation of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby, and waives any conflicts of interest which may exist as a result of such representation, including in connection with any litigation or adversarial proceeding arising among the parties regarding the Privileged Materials.

US 255615105v18

[Signatures on following pages]

US 255615105v18

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered, or caused to be duly executed and delivered by their respective duly authorized officers or agents, as the case may be, this Agreement as of the date first above appearing.

BUYER:

CLEARANCEJOBS, LLC

By:_/s/ Greg Schippers______________
Name: Greg Schippers
Title: Chief Financial Officer

[Additional signature pages follow]

US 255615105V18

COMPANY:

POINT SOLUTIONS GROUP, LLC

By:_/s/ Paige Goss____________
Name: Paige Goss
Title: Manager

SELLERS:

PSG HOLDINGS, LLC

By:_/s/ Paige Goss_____________
Name: Paige Goss
Title: Manager

MAD HAT HOLDINGS LLC

By:_/s/ Ty Madsen_____________
Name: Ty Madsen
Title: Managing Member

RWR HOLDINGS, LLC

By:_/s/ Robert Rogers __________
Name: Robert Rogers
Title: Managing Member

BIONIC FOX LLC

By:_/s/ James Kettunen_________
Name: James Kettunen
Title: Managing Member

US 255615105V18

SELLER REPRESENTATIVE:

PSG HOLDINGS, LLC

By:_/s/ Paige Goss_____________
Name: Paige Goss
Title: Manager

US 255615105V18